UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ____)

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to Rule 14a-12

FIRST MID BANCSHARES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement; if other than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 17, 2026

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of First Mid Bancshares, Inc. (the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders of First Mid Bancshares, Inc. to be held at 4:00 p.m. on Wednesday, April 29, 2026.

Pursuant to the Securities and Exchange Commission’s “notice and access” rules, on or about March 17, 2026, you received in the mail our Notice of Internet Availability of Proxy Materials (the “Notice”), which provided you with instructions on how to access this Proxy Statement via an Internet website, the Company's 2025 annual report to stockholders and the Company’s Annual Report on Form 10-K for the recently completed fiscal year. Details regarding the business to be conducted at the meeting are described in the Notice and in this Proxy Statement.

At the meeting, we will report on Company operations and the outlook for the year ahead. Directors and officers of the Company, as well as a representative of Forvis Mazars, LLP, the Company's independent auditors, will be present to respond to any appropriate questions stockholders may have.

The 2026 annual meeting of stockholders is being held for the following purposes:

1.
To elect directors of the Company (Proposal 1);
2.
To conduct an advisory vote on executive compensation (Proposal 2);
3.
Such other matters as may properly come before the meeting or any adjournments thereof.

Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares over the Internet or, if you receive or request to receive written proxy materials, by mailing, completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope provided. You may also vote your shares by telephone or by following the instructions set forth on the proxy card or Notice. Please review the instructions for each of your voting options described in the Notice you received in the mail and in this Proxy Statement. If you attend the meeting, you may vote your shares, even if you have previously submitted a proxy in writing, by telephone or through the Internet. Submitting a proxy will ensure that your shares are represented at the meeting.

If you have any questions concerning these matters, please contact me at (217) 258-9520 or Austin Frank, Director of Investor Relations, at (217) 258-5522. We look forward with pleasure to your participation in the meeting.

Very truly yours,

FIRST MID BANCSHARES, INC.

/s/ Joseph R. Dively

Joseph R. Dively

Chairman and Chief Executive Officer

PROXY STATEMENT

Annual Meeting of Stockholders To Be Held April 29, 2026

First Mid Bancshares, Inc.

1421 Charleston Avenue, P.O. Box 499

Mattoon, Illinois 61938 (217) 258-0493

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Mid Bancshares, Inc. (the “Company”) to be voted at the Annual Meeting of Stockholders on Wednesday, April 29, 2026 at 4:00 p.m. local time. The Board of Directors would like to have all stockholders represented at the meeting. This proxy statement and the enclosed form of proxy are being made available to the stockholders beginning on or about March 17, 2026.

Whether or not you plan to attend the Annual Meeting of Stockholders, we encourage you to read this Proxy Statement and submit your proxy as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail and if you receive or request to receive printed proxy materials, the proxy card. The Company's annual report to stockholders and its Annual Report on Form 10-K for the recently completed fiscal year, which includes the consolidated financial statements of the Company, have been made available with this Proxy Statement.

The Company is a diversified financial services company which serves the financial needs of the communities in which it is located. The Company owns all of the outstanding capital stock of First Mid Bank & Trust, N.A., a national banking association ("First Mid Bank"); First Mid Wealth Management Company, a trust, farm services, investment services and retirement planning company ("Wealth Management"); First Mid Insurance Group, an insurance agency ("Insurance Group"); First Mid Investments, Inc. an investment company, and First Mid Captive, Inc., a captive insurance company ("Captive").

Only holders of record of the Company's common stock ("Common Stock") at the close of business on March 5, 2026 (the "Record Date") will be entitled to vote at the annual meeting or any adjournments or postponements of such meeting. On the Record Date, the Company had 26,622,310 shares of Common Stock issued and outstanding. In the election of directors, and for any other matters to be voted upon at the annual meeting, each issued and outstanding share of Common Stock is entitled to one vote.

You may revoke your proxy at any time before it is voted. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, by executing and delivering a subsequently dated proxy or by attending the annual meeting and voting your shares. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

A quorum of stockholders is necessary to take action at the annual meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting will constitute a quorum. Votes cast by proxy at the meeting will be tabulated by the inspector of election appointed for the meeting and will be counted as present for purposes of determining whether a quorum is present. The inspector of election will treat proxies received but marked as abstentions or broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present. "Broker non-votes" refers to a broker or other nominee holding shares for a beneficial owner not voting on a particular proposal because the broker or other nominee does not have discretionary voting power regarding that item and has not received instructions from the beneficial owner.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. Proxies are being solicited principally via the Internet and by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone, by fax or by special letter. The Company may also reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth, as of February 17, 2026, the number of shares of Common Stock beneficially owned by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (who are not also directors), each director nominee of the Company, each director, the "named executive officers" (as defined below) and all director nominees, directors and executive officers of the Company as a group. Please refer to the footnotes to the following table for details.

Name and Address of Beneficial Owner (1)	Title of Class	Amount and Nature of Beneficial Ownership (2)		Percentage of Class Outstanding
Principal Stockholders:
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	Common	1,752,113	(3)	7.3%
EPL LINCO Trust, dated December 1, 2015 302 Campusview Drive, Suite 108, Columbia, Missouri 65201	Common	1,262,246	(4)	5.2%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Common	1,206,784	(5)	5.0%
Director Nominees, Directors and Named Executive Officers:
Holly B. Adams	Common	433,065	(6)	1.8%
Robert S. Cook	Common	56,407	(7)	0.2%
Joseph R. Dively	Common	176,093	(8)	0.7%
Paul L. Palmby	Common	5,585	(9)	* %
Zachary I. Horn	Common	14,474	(10)	0.1%
Gisele A. Marcus	Common	7,100	(11)	* %
J. Kyle McCurry	Common	10,953	(12)	* %
Alex J. Melvin	Common	137,598	(13)	0.6%
Mary J. Westerhold	Common	319,176	(14)	1.3%
James E. Zimmer	Common	28,090	(15)	0.1%
Matthew K. Smith	Common	24,565	(16)	0.1%
Jordan D. Read	Common	11,670	(17)	* %
Michael L. Taylor	Common	50,424	(18)	0.2%
Eric S. McRae	Common	49,984	(19)	0.2%
All director nominees, directors, named executive officers and other executive officers as a group (24 persons)	Common	1,440,404	(20)	6.0%

* Less than 0.1%

(1)
Addresses are provided for those beneficial owners owning more than 5% of the Company's common stock.
(2)
Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power. The information contained in this column is based upon information furnished to the Company by the persons named above.
(3)
Beneficial and percentage ownership is based on information contained in a form 13G as filed with the Securities and Exchange Commission on April 17, 2025.
(4)
Beneficial and percentage ownership is based on information contained in a form 13D/A as filed with the Securities and Exchange Commission on August 8, 2024.
(5)
Beneficial and percentage ownership is based on information contained in a form 13G as filed with the Securities and Exchange Commission on February 13, 2024.

(6)
Consists of 156,943 shares held by Ms. Adams individually; 271,146 shares held by a Trust, for which Ms. Adams has voting and investment power; and 4,976 shares held for the account of Ms. Adams under the Company’s Deferred Compensation Plan.
(7)
Includes 17,797 shares held by Mr. Cook jointly with his spouse; 6,106 shares held for Mr. Cook under an Individual Retirement Account; 6,466 shares held for the account of Mr. Cook under the Company's Deferred Compensation Plan; 11,980 shares held as custodian for Mr. Cook's children; 244 shares held for Mr. Cook's wife under an Individual Retirement Account; and 13,814 shares held by TAR CO Investment LLC for which Mr. Cook has shared voting and investment power.
(8)
Includes 108,893 shares held by Mr. Dively individually; and 67,200 shares held for the account of Mr. Dively under the Company’s Deferred Compensation Plan.
(9)
Includes 5,585 held by Mr. Palmby individually.
(10)
Includes 6,725 shares held by Mr. Horn individually; and 7,749 shares held for the account of Mr. Horn under the Company's Deferred Compensation Plan.
(11)
Includes 3,400 shares held by Ms. Marcus individually and 3,700 shares held for the account of Ms. Marcus under the Company's Deferred Compensation Plan.
(12)
Includes 6,258 shares held by Mr. McCurry individually and 4,695 shares held for the account of Mr. McCurry under the Company's Deferred Compensation Plan.
(13)
Includes 137,598 shares held by Mr. Melvin individually.
(14)
Includes 34,096 shares held by Ms. Westerhold individually; 1,960 shares held for the account of Ms. Westerhold under an Individual Retirement Account; 14,866 shares held for the account of Ms. Westerhold under the Company’s Deferred Compensation Plan; 50,236 shares held by DMW Investments, LLC and 56,224 shares held by Technology Group, LLC over which Ms. Westerhold shares voting and investment power; 15,471 shares held by the Jeffrey A. Westerhold Revocable Trust, 8,227 shares held by the Andrew J. Westerhold Revocable Trust; and 8,227 shares held by the Madeline C. Westerhold Trust over which Ms. Westerhold shares voting and investment power; and 129,869 shares held by an LLC over which Ms. Westerhold shares voting and investment power.
(15)
Includes 5,998 shares held by Mr. Zimmer individually; 4,050 shares held for the account of Mr. Zimmer under an Individual Retirement Account; 17,825 shares held for the account of Mr. Zimmer under the Company's Deferred Compensation Plan; and 217 shares held as custodian for Mr. Zimmer's grandchildren.
(16)
Includes 22,508 shares held by Mr. Smith individually; and 2,057 shares held for the account of Mr. Smith under the Company’s Deferred Compensation Plan.
(17)
Includes 11,670 shares held by Mr. Read individually.
(18)
Includes 35,028 shares held by Mr. Taylor individually; 9,931 shares held for the account of Mr. Taylor under the Company’s 401(k) Plan and 5,465 shares held for the account of Mr. Taylor under the Company's Deferred Compensation Plan.
(19)
Includes 34,680 shares held by Mr. McRae individually; 2,602 shares for the account of Mr. McRae under an Individual Retirement Account; 4,530 shares held for the account of Mr. McRae under the Company’s 401(k) Plan; and 8,172 shares held for the account of Mr. McRae under the Company’s Deferred Compensation Plan.
(20)
Includes shares for ten executive officers not included in the above table.

As of February 17, 2026, Wealth Management acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which own or hold 93,110 shares, or 0.39%, of the outstanding Common Stock of the Company, over which Wealth Management has sole voting and investment power with respect to 85,570 shares, or 0.36%, of the outstanding Common Stock and shared voting and investment power with respect to 7,540 shares, or 0.03%, of the outstanding Common Stock.

PROPOSAL 1 - ELECTION OF DIRECTORS

The directors of the Company are divided into Classes I, II and III having staggered terms of three years. For this year's annual stockholders meeting, upon the recommendation of the Board of Director's Nominating & Governance Committee, the Board of Directors has nominated for re-election as Class I directors, for a term expiring in 2029, Mr. McCurry, Mr. Melvin, Mr. Palmby, and Ms. Westerhold. They have served as directors of the Company since 2021, 2025, 2024, and 2016, respectively. The four individuals receiving the highest number of votes cast will be elected as directors of the Company and will serve as Class I directors for a three-year term. Broker non-votes, because they are not considered votes cast, will not be counted in the vote totals. The Company has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting. The Board of Directors has adopted a mandatory retirement age for all directors of 70, provided directors are permitted to serve for the full term in which they reach age 70.

The following table sets forth as to each nominee and director continuing in office, his or her name, age, principal occupation, and the year he or she first became a director of the Company. Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

Name	Age at March 15, 2026	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTOR NOMINEES
J. Kyle McCurry	48	Chief Operating Officer and General Counsel of Paige Sports Entertainment, a private family office (since 2015); Director of the Company, First Mid Bank, Insurance Group and Wealth Management (since February 2021); Director of LINCO Bancshares, Inc. (2015-2021).	2021	2026
Alex J. Melvin	42	Chief Executive Officer (since 2011) and Owner and Chairman (since 2023) of Rural King, a farm and home retail company; Owner, Chief Executive Officer and President of Rural King Realty LLC, a commercial real estate company (since 2023); Director of the Company, First Mid Bank, Insurance Group and Wealth Management (since November 2025).	2025	2026
Paul L. Palmby	63	President and Chief Executive Officer of Seneca Foods (since 2020), Executive Vice President and Chief Operating Officer (2006-2020), President of Vegetable Division (2005-2006), and various other roles (1987 - 2004). Director of the Company, First Mid Bank, Wealth Management and Insurance Group (since 2024); Director of Blackhawk Bancorp, Inc. (2019-2023).	2024	2026
Mary J. Westerhold	60	Vice President and Chief Financial Officer (since 1997) and Controller (from 1992-1997), Madison Telephone Company, Madison Communications Company and Madison Network Systems; Director of the Company, First Mid Bank, and Insurance Group (since September 2016); Director of Wealth Management (since July 2018).	2016	2026

The Board of Directors recommends a vote "FOR" the election of Directors McCurry, Melvin, Palmby, and Westerhold for a term of three years.

CORPORATE GOVERNANCE

The Company’s Board of Directors is committed to maintaining an effective corporate governance framework. Strong governance practices support long-term, sustainable value creation for the Company’s shareholders and provide a foundation for effective Board oversight. In July 2021, the Board of Directors adopted a Nominating & Governance Committee Charter to assist the Board of Directors in fulfilling its responsibilities to shareholders. The Company’s governance framework is discussed in detail below.

BOARD OF DIRECTORS

A total of 12 regularly scheduled and special meetings were held by the Board of Directors during 2025. During 2025, all directors attended at least 75 percent of the meetings of the Board of Directors and the committees on which they served during the time they served, except for Mr. Melvin who joined the Board in November of 2025.

LEADERSHIP STRUCTURE

Mr. Dively has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since January 1, 2014. The Board of Directors believes that having the Chief Executive Officer and Chairman positions held by the same individual allows that individual to have multiple perspectives about the Company and its operations while optimizing the ability of the Board of Directors to communicate with Company management. Also, because the members of the Board of Directors other than Mr. Dively are independent, the knowledge of the Company that Mr. Dively brings to the Board of Directors helps to enhance the Board of Directors' leadership of the Company. The Board of Directors has no fixed policy with respect to combining or separating the roles of the Chief Executive Officer and the Chairman of the Board of Directors and will continue to review the Board of Directors' leadership structure from time to time in order to ensure that the leadership is optimal for the Company at that time.

At any time that the Chief Executive Officer and Chairman of the Board positions are held by the same individual, the Board of Directors may, in its discretion, appoint a lead independent director. At its meeting on April 29, 2020, the Board of Directors appointed Ms. Adams as its lead independent director. The responsibilities of the lead independent director include the following: acting as a liaison between the Chairman and the independent members of the Board of Directors; advising the Chairman on the quality, quantity and timeliness of the flow of information from management; serving as a resource to the members of the Board of Directors on corporate governance practices and policies; and coordinating and moderating executive sessions of the independent members of the Board of Directors.

DIRECTOR NOMINATION PROCESS

The Company formed a Nominating & Governance Committee (“the NGC”) in July 2021 to replace the Board’s Director Nomination Policy. The NGC, among other responsibilities, considers and acts on all matters relating to the nomination of individuals for election as directors, including pursuant to the Company’s diversity policy. Pursuant to the NGC Charter, the NGC reviews and makes recommendations regarding the composition and size of the Board of Directors in order to ensure that it has the requisite expertise and that its membership consists of persons with sufficiently diverse backgrounds and satisfies NASDAQ’s listing requirements regarding independent directors. The Company believes the diverse backgrounds and perspectives of its current directors, as described below under “Board Director Qualifications,” are appropriate to the oversight of the Company’s management team and performance.

In the consideration of director nominees, the NGC considers, at a minimum, the following factors for new directors, or the continued service of existing directors: (1) the ability of the prospective nominee to represent the interests of the stockholders of the Company; (2) the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; (3) the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; (4) the extent to which the prospective nominee contributes to the diversity of talent, skill and expertise appropriate for the Board of Directors; (5) the prospective nominee’s contributions to the Board of Directors as a whole; and (6) the background, including diversity of gender, race and ethnic background, of the prospective nominee.

Any stockholder who wishes to recommend a director candidate for consideration by the NGC should submit such recommendation in writing to the Board of Directors at the address set forth below under “Communications with Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as director. Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria above.

NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS

Any stockholder wishing to nominate an individual for election as a director at the Annual Meeting must comply with certain provisions in the Company's Restated Certificate of Incorporation. The Company's Restated Certificate of Incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. If the notice is not timely and in proper form, the proposed nomination will not be considered at the Annual Meeting. Generally, such notice must be delivered to or mailed to and received by the Secretary of the Company not fewer than 14 days nor more than 60 days before a meeting at which directors are to be elected. To be in proper form, each written nomination must set forth: (1) the name, age, business address and, if known, the residence address of the nominee, (2) the principal occupation or employment of the nominee for the past five years, and (3) the number of shares of stock of the Company beneficially owned by the nominee and by the nominating stockholder. The stockholder must also comply with certain other provisions set forth in the Company's Restated Certificate of Incorporation relating to the nomination of an individual for election as a director. For a copy of the Company's Restated Certificate of Incorporation, which includes the provisions relating to the nomination of an individual for election as a director, an interested stockholder should contact the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.

In addition, to comply with Rule 14a-19 under the Securities Exchange Act of 1934 (the “Exchange Act”), the SEC’s universal proxy rule, if a stockholder intends to solicit proxies in support of director nominees submitted under the advance notice provisions of our Restated Certificate of Incorporation for next year’s annual meeting, then such stockholder must provide proper written notice that sets forth all the information required by Rule 14a-19 under the Exchange Act to the Secretary at the address above by February 28, 2027 (or, if next year’s annual meeting is called for a date that is more than 30 days before or more than 30 days after the first anniversary of this year’s annual meeting, then notice must be provided not later than the close of business on the later of the 60th day prior to the date of the 2027 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company). The notice requirements under Rule 14a-19 are in addition to the applicable advance notice requirements under our Restated Certificate of Incorporation as described above .

BOARD OF DIRECTOR QUALIFICATIONS

The Board of Directors seeks to be composed of a group of persons with a variety of experience, qualifications, attributes, skills and diversity that enable it to meet the governance needs of the Company. The Company has adopted a diversity policy which seeks a potential pool of director and executive officer candidates that include individuals who reflect diverse backgrounds, including diversity of gender, race, ethnic background and professional experience. The Board of Directors consists of a group of individuals who have a mix of skills and knowledge in the areas of banking, finance, accounting and business. All members of the Board of Directors have an understanding of finance and accounting, are able to understand fundamental financial statements and generally accepted accounting principles and their application to the accounting of the Company. In addition, members of the Board of Directors are active in, and knowledgeable about, the local communities in which the Company operates.

A number of the members of the Company’s Board of Directors are also among the largest of the Company’s shareholders. Following is a description of each director’s specific experience and qualifications that led the Board of Directors to conclude that the person should serve as a director for the Company.

Holly B. Adams has served as a director of the Company since 2012. Ms. Adams has a bachelor’s degree in Economics from DePauw University and an MBA degree from Texas Christian University. She is the President of Howell Asphalt Company, Wabash Asphalt Company, Inc., General Contractors and Prosser Company, which are subsidiaries of Howell Paving, Inc., of which she is also President (since 2013). She served as Executive Vice President of Howell Paving, from 2008-2013 and Vice President of Howell Asphalt Company and Howell Paving from 1997 until 2008. Her leadership experience and the business knowledge gained in her work with these companies and her experiences within the communities served by the Company assist the Board of Directors in various areas of its oversight.

Robert S. Cook has served as a director of the Company since 2014. Mr. Cook has a bachelor's degree in Finance from the University of Missouri. He is currently the managing partner of TAR CO Investments LLC, which primarily invests in community banks. From 2009 to 2014, Mr. Cook was Vice President of FIG Partners, LLC, an investment banking firm, where he led corporate development efforts with community banks and thrifts for the company's Midwest practice. His experience analyzing financial statements and making assessments of community banks in the Midwest assists the Board of Directors in various aspects of oversight and decision making.

Joseph R. Dively has served as a director of the Company since 2004. Mr. Dively has a bachelor’s degree in Business from Eastern Illinois University and has also completed a “Finance for Executives” program through the graduate school of business at the University of Chicago. Mr. Dively has held a variety of management positions in diverse business units which included financial statement responsibilities since 1991. He served as Senior Executive Vice President of the Company and President of First Mid Bank from May 2011 to December 2013. On January 1, 2014, Mr. Dively became the Chairman of the Board of Directors and CEO of the Company. Mr. Dively provides a wealth of institutional knowledge of the Company. Prior to his employment with the Company, Mr. Dively was Senior Vice President of Consolidated Communications Holdings, Inc., a publicly traded telecommunication holding company headquartered in Mattoon, Illinois. Mr. Dively has also served on the boards of directors of several other organizations where his duties included working with investors, executive teams and other board members. Mr. Dively’s current and previous experiences also assist the Board of Directors in dealing with issues related to the Company’s local communities and the Board of Directors also benefits from his perspective serving as a former executive officer of a publicly traded company.

Zachary I. Horn has served as a director of the Company since 2020. Mr. Horn has a bachelor’s degree in economics from St. Louis University and a master’s degree in finance from the University of Illinois. He is the founder, President and sole owner of Metro Communications Company, Inc. (since 2000) a regional telecommunications services provider. His leadership experience, the business and financial knowledge gained in developing his company over the past 19 years, and his experiences within the communities served by the Company assist the Board of Directors in various areas of its oversight.

Gisele A. Marcus has served as a director of the Company since 2022. Ms. Marcus has a bachelor’s degree in MIS and Transportation Distribution Management from Syracuse University and an MBA degree from Harvard University Graduate School of Business. Ms. Marcus is the Vice President of Operations and Client Engagement at One Stone Development Company, LLC which is a boutique consulting firm that supports clients at the intersection of people and strategy by leading projects to drive change, coaching leaders to inject transformation, and providing strategic guidance on an array of business challenges. Ms. Marcus is a Professor of Practice-Diversity, Equity & Inclusion (DEI) at Washington University in St. Louis, where she partners with faculty and students to promote the integration of academic scholarship within the field of DEI. Ms. Marcus also held the role of Chief Operating Officer of the St. Louis Regional Chamber making her a strong advocate for one of the Company’s strategic growing markets. Her role as an executive in solving talent and culture focused challenges provides valuable insight toward making the Company a stronger employer and enhancing employee engagement initiatives.

J. Kyle McCurry has served as a director of the Company since 2021. Mr. McCurry has a bachelor’s degree in business administration and Juris Doctor Degree from the University of Missouri-Columbia. He is the Chief Operating Officer and General Counsel of Paige Sports Entertainment, a private family office that provides management services to support the activities and investments of its principals (since 2015). Prior to joining Paige Sports, Mr. McCurry was a partner with Stinson, LLP, where his practice focused on mergers and acquisitions, corporate finance, and regulatory and general corporate matters for banks and bank holding companies. He also served on the Board of Directors of Providence Bank since 2015. Mr. McCurry’s experience counseling bank and bank holding companies, and managing the legal, risk and operational matters of a wide variety of entities will assist the Board of Directors in its various areas of oversight and banking experience.

Alex J. Melvin has served as a director of the Company since November 2025. Mr. Melvin currently serves as the Owner and Chairman of Rural King Farm & Home Store and Rural King Real Estate and has been Chief Executive Officer of Rural King since 2011. Founded in 1960, Rural King is a third-generation, family-owned retail and real estate enterprise operating 149 stores across 17 states and employing more than 9,000 associates and managing approximately 20 million square feet of owned property. Under Mr. Melvin’s leadership, Rural King has achieved annual revenues exceeding $2.5 billion and continues to expand its footprint through disciplined strategic growth. Mr. Melvin began his career at Rural King as a store manager and progressed through senior leadership roles prior to being named Owner and Chairman in 2023. He holds a Bachelor of Business Administration degree from Monmouth College. His extensive experience in retail operations, real estate ownership and management, entrepreneurship, and community-focused business leadership provides valuable insight to the Board of Directors in the areas of operational excellence, strategic planning, growth oversight, and long-term value creation for stockholders.

Paul L. Palmby has served as a director of the Company since November 2024. Mr. Palmby currently serves as President, Chief Executive Officer, and Director of Seneca Foods Corporation, a publicly traded food procurement and processing company based in Janesville, WI. Mr. Palmby served on the Blackhawk Bancorp, Inc. board of directors at the time First Mid acquired it in August of 2023. Mr. Palmby serves on the Department of Agriculture, Trade, and Consumer Protection board of directors and was previously appointed to the USDA Fruit and Vegetable Advisory Committee. He currently serves on the board of the Farming For The Future Foundation and previously served on other various boards including the Midwest Food Processors Association, Northwest Food Processors Association, Wisconsin Manufacturers and Commerce, the Wisconsin FFA Foundation, and the Produce for Better Health Foundation. His extensive experience in management, board oversight, mergers and acquisitions, farming, manufacturing, and food processing is valuable to the Board in helping drive its growth and strategy.

Mary J. Westerhold has served as a director of the Company since 2016, following the Company's acquisition of First Clover Leaf Financial Corp. She was as director of First Clover Leaf Financial Corp. from 2011-September 2016. She has been determined by the Board of Directors to be an audit committee financial expert. Ms. Westerhold has a bachelor's degree in Business Administration with a minor in Finance from Stephens College and an MBA degree from St. Louis University. She is the Vice President and Chief Financial Officer (since 1997) and Controller (from 1992 to 1997) of Madison Communications, Inc. and its affiliate telecommunications companies, Madison Telephone Company and Madison Network Systems, Inc. She also served as a Commercial Loan Officer for Mark Twain Bancshares (1989-1991). Ms. Westerhold’s experience in managing the operations of the various companies provides the Board with valuable general business experience. In addition, her financial and accounting experience provides the Board with valuable insight in accounting and strategic transactions involving the Company. Additionally, having served as a director of First Clover Leaf Financial Corp., Ms. Westerhold brings in-depth knowledge of one of the Company's acquired operations and the market in which it operates.

James E. Zimmer has served as a director of the Company since 2014. Mr. Zimmer has an MBA degree from Washington University. From 1992-2010, he held a variety of sales, marketing and executive positions throughout the agricultural industry with Monsanto Corporation. Mr. Zimmer is currently the owner of J. Zimmer Properties, a premier student housing provider and the co-founder of Bio-Enzyme, an agriculture business focused on innovative solutions for farmers (since 2010). Mr. Zimmer is also co-founder and partner of Moraine Farmland Partners (“MFP”). MFP invests in and operates farms in Illinois and Indiana. His experience and knowledge gained from these agriculture-related businesses will assist the Board of Directors in the communities it serves and various areas of its oversight.

The Nominating & Governance committee identified areas of skill, experience and knowledge important for the Company's long-term success. The following matrix details the background of the members of the Board of Directors in the key areas identified.

Knowledge, Skills & Experience	Adams	Cook	Dively	Horn	Marcus	McCurry	Melvin	Palmby	Westerhold	Zimmer	Total #
Financial Services / Banking	*	*	*			*		*	*	*	7
Accounting, Finance, Tax	*	*	*	*		*		*	*		7
Executive Leadership	*		*	*	*	*	*	*	*	*	9
Strategic Planning, Business Development, Business Operations	*	*	*	*	*	*	*	*	*	*	10
Mergers & Acquisitions		*	*			*		*	*	*	6
Risk Management	*	*	*			*		*	*		6
Corporate Governance	*	*	*			*		*	*		6
Regulatory & Legal	*	*	*			*		*	*	*	7
Human Capital Management	*		*	*	*	*	*	*		*	8
Consumer, Marketing, Digital			*				*			*	3
Community Relations	*		*	*	*	*	*			*	7
Information Security, Cybersecurity, Technology			*	*	*				*		4
Agriculture		*		*			*	*	*	*	6
Entrepreneur	*	*		*			*	*	*	*	7
Real Estate			*	*	*	*	*	*	*	*	8

Board Tenure	Adams	Cook	Dively	Horn	Marcus	McCurry	Melvin	Palmby	Westerhold	Zimmer	Total #
Years	14	12	22	6	4	5	1	2	9	12	87

DIRECTOR INDEPENDENCE

The Board of Directors has determined that, except for Mr. Dively, each of the members of the Board of Directors is "independent" in accordance with the independence standards of the NASDAQ Stock Market LLC ("NASDAQ"). The Board of Directors has established an Audit, Compensation, Risk and Nominating & Governance committees. The Board of Directors has concluded all members of the Audit, Compensation, Risk and Nominating & Governance committees, currently and during 2025, satisfied the independence, experience and other membership requirements of NASDAQ, as required by the charters of their respective committees. The Board of Directors has also created other company-wide management committees composed of officers of the Company and its subsidiaries.

COMMITTEES AND COMMITTEE CHARTERS

The Board of Directors has standing Audit, Compensation, Risk and Nominating & Governance Committees. The Board has adopted written charters for each committee. All of the Company’s independent directors serve on the Audit Compensation and Nominating & Governance Committees. All of the Company's directors serve on the Risk Committee.

Audit Committee. The members of the audit committee of the Company during the fiscal year ended December 31, 2025 were, and on the date of this proxy statement are, Messrs. Cook, Horn, McCurry, Melvin, Palmby, and Zimmer, Ms. Adams, Ms. Marcus and Ms. Westerhold. The audit committee met seven times in 2025. The audit committee assists the Board of Directors with the review of the Company’s financial statements and the Company’s compliance with applicable legal and regulatory requirements. Additionally, the audit committee appoints, and is directly responsible for the oversight of, the independent auditor, pre-approves all services performed for the Company by the independent auditor and oversees the Company’s internal audit function. The audit committee may also retain independent legal, accounting, or other advisors as it may deem necessary in order to carry out its duties.

The Securities and Exchange Commission requires that Boards of Directors disclose whether any audit committee member qualifies as an “audit committee financial expert” as defined under SEC guidelines. The Board of Directors determined that Mary J. Westerhold is an audit committee financial expert. Accordingly, Ms. Westerhold is presumed to qualify as a financially sophisticated audit committee member under the rules of NASDAQ.

The audit committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 27, 2025. A copy of the audit committee charter may be found on the Company’s website at www.firstmid.com. The audit committee will continue to review and reassess the charter from time to time but not less than annually.

Compensation Committee. The members of the compensation committee of the Company during the fiscal year ended December 31, 2025 were, and on the date of this proxy statement are, Messrs. Cook, Horn, McCurry, Melvin, Palmby, and Zimmer, Ms. Adams, Ms. Marcus and Ms. Westerhold. The compensation committee met two times in 2025. The compensation committee reports to the Board of Directors and has responsibility for all matters related to compensation of executive officers of the Company, including reviewing and approving base salaries and annual bonuses, conducting a review of executive officers’ salary, incentive compensation, retirement benefits and fringe benefits compared to other financial services companies in the region, and using its best judgment in determining that total executive compensation reflects the Company’s mission, strategy and performance.

The compensation committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 27, 2025. A copy of the compensation committee charter may be found on the Company’s website at www.firstmid.com. The compensation committee will review and reassess the charter from time to time but not less than annually.

Additionally, the Board of Directors, or if the Board of Directors so delegates, a sub-committee of the compensation committee, has responsibility for administering the stock incentive plans of the Company and approves grants based on the compensation committee's recommendation. For information about the role of the compensation committee with respect to executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating & Governance Committee. The members of the NGC during the fiscal year ended December 31, 2025 were, and on the date of this proxy statement are, Messrs. Cook, Horn, McCurry, Melvin, Palmby, and Zimmer, Ms. Adams, Ms. Marcus and Ms. Westerhold. The NGC committee met three times in 2025. The NGC Charter covers a wide range of topics including: Board composition; selection, tenure, evaluation and retirement of Board members; Board leadership; onboarding of new members and overseeing continuing education programs for board members. The NGC is responsible for annually reviewing the Company’s organizational documents, governance guidelines, and governance related policies and procedures. The NGC oversees the review of the Boards’ performance and each committees’ performance. The NGC is also responsible for reviewing the Company’s corporate sustainability initiatives and strategy. The NGC may also retain independent legal, accounting, or other advisors as it deems necessary in order to carry out its duties.

The NGC acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 27, 2025. A copy of the NGC charter may be found on the Company’s website at www.firstmid.com. The NGC will continue to review and reassess the charter from time to time, but not less than annually.

Risk Committee. In June 2023, the Board of Directors formed the risk committee upon recommendation of the NGC. The members of the risk committee during the fiscal year ended December 31, 2025 were, and on the date of this proxy statement are, Messrs. Cook, Dively, Horn, McCurry, Melvin, Palmby, and Zimmer, Ms. Adams, Ms. Marcus and Ms. Westerhold. The risk committee met four times in 2025.

The primary purpose of the risk committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the risk management. The risk committee is responsible for the comprehensive oversight of the types and levels of risk being incurred by the Company and the effectiveness of the methods used to identify, monitor, manage, and report those risks. The responsibilities of the risk committee are to review the Company’s Risk Appetite Statement and Risk Tolerances, evaluate the Company’s risk priorities, and to monitor and evaluate the Company’s risk profile as determined by management.

The risk committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 27, 2025. A copy of the risk charter may be found on the Company’s website at www.firstmid.com. The risk committee will continue to review and reassess the charter from time to time, but not less than annually.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2025, Messrs. Cook, Horn, McCurry, Melvin, Palmby, and Zimmer, Ms. Adams, Ms. Marcus and Ms. Westerhold served on the compensation committee. No member of the compensation committee was, during 2025, an officer or employee of the Company, was formerly an officer of the Company or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2025, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity.

BOARD DIVERSITY

The Board of Directors seeks to be composed of a group of persons with a variety of experience, qualifications, attributes, skills and diversity that enable it to meet the governance needs of the Company. The Company has adopted a diversity policy which seeks a potential pool of director and executive officer candidates that include individuals who reflect diverse backgrounds, including diversity of gender, race, ethnic background and professional experience. The table below illustrates self-reported diversity characteristics for the individuals currently serving on the Company’s Board of Directors.

Board Diversity Matrix
Board Size:
Total Number of Directors	10
Gender:	Male	Female
	7	3
Number of directors who identify in any of the categories below:
African American or Black	—	1
Alaskan Native or American Indian	—	—
Asian	—	—
Hispanic or Latinx	—	—
Native Hawaiian or Pacific Islander	—	—
White	7	2
Two or more races or ethnicities	—	—
LGBTQ+	—
Undisclosed	—

BOARD INVOLVEMENT IN THE RISK MANAGEMENT PROCESS

The Board of Directors oversees the risk management of the Company through its committees, management committees and the Chief Executive Officer. The Board of Directors’ risk committee is responsible for the comprehensive oversight of the types and levels of risk being incurred by the Company and the effectiveness of the methods used to identify, monitor, manage, and report those risks. The responsibilities of the Risk Committee are to review the Company’s Risk Appetite Statement and Risk Tolerances, evaluate the Company’s risk priorities, and to monitor and evaluate the Company’s risk profile as determined by management. The Board of Directors' audit committee monitors risks related to (1) the effectiveness of the Company’s disclosure controls and internal controls over financial reporting, (2) the integrity of its Consolidated Financial Statements, (3) compliance with laws and regulations, (4) risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, (5) internal and independent auditors and (6) tax, investment, credit and liquidity matters. In addition, the audit committee oversees the internal audit function and communicates with the independent registered public accountant. The compensation committee is also involved in risk management through its review of risks in the Company’s compensation policies and practices for employees. The Board of Directors' recognition of the importance of risk management oversight and their role in representing the interests of stockholders is enhanced as a result of the Board of Directors members’ collective beneficial ownership of approximately 5.0% of the outstanding shares of Common Stock of the Company.

At its monthly meetings, the Board of Directors receives the minutes from each of the Company's management committee meetings, as well as various reports from executive management, including the senior Risk Management officer. The Board of Directors reviews and discusses these reports with each of the executive managers. The Board of Directors reviews the status of all classified assets and trends in loan delinquency and reviews the allowance for loan losses each quarter. The senior loan committee approves all loan underwriting decisions in excess of $10 million and up to $30 million. The Board of Directors approves all underwriting decisions in excess of $30 million.

The Board of Directors also reviews the policies and practices of the Company on a regular basis. In addition, the Board of Directors reviews corporate strategies and objectives, evaluates business performance and reviews the annual business plan.

CODE OF CONDUCT

The Company has adopted a code of conduct for directors, officers, and employees of the Company. This code of conduct is posted on the Company’s website at www.firstmid.com. The code of conduct sets forth guiding principles by which the Company and its directors, officers and employees conduct business with the Company’s stockholders and customers.

COMMUNICATIONS WITH DIRECTORS

Any stockholder or other interested person may communicate with the Board of Directors or any individual director by sending written correspondence addressed to the Board of Directors or such individual director in care of the Secretary of the Company at First Mid Bancshares, Inc., 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938. The Secretary or the designee thereof will forward such correspondence to the Board of Directors or the relevant director.

STOCK OWNERSHIP GUIDELINES

The Company encourages its non-employee directors to own stock in the Company valued at a minimum of $100,000. While this is not a requirement, all of the Company’s ten directors currently meet this threshold. In calculating directors’ share ownership, the Company includes shares owned in the Company’s deferred compensation plan.

The Company has also implemented stock ownership and retention guidelines for its executive officers within the Company’s 2025 Stock Incentive Plan. Executive officers are permitted to meet the ownership guidelines over time and are restricted from divesting shares until the requisite ownership level is met.

Title	Ownership Requirement
CEO	12,500
SEVP	7,500
EVP	5,000
SVP	2,500

SUSTAINABILITY, HUMAN CAPITAL, AND SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

The Company believes that operating a sustainable business is a multi-faceted undertaking. It is important for the Company to incorporate sustainable practices into our strategy and operations to create long-term shareholder value. The Company’s employees are integral to its long-term success. Accordingly, the Company invests in its employees by offering competitive compensation and benefits, career development and advancement opportunities, and an equitable and inclusive culture. The Company is committed to strengthening the communities it serves through commitment to the community initiatives, which include employee volunteerism, charitable contributions and overall community development. The Company knows that environmental considerations are critically important, and we actively encourage customers to utilize our environmentally friendly solutions and support customers that pursue environmentally responsible ventures. These considerations are discussed in greater detail below. The Company’s corporate governance practices (discussed above) are another key component of sustainability.

HUMAN CAPITAL

The Company is committed to building a workplace that attracts, develops, and retains top talent. The culture is grounded in six core values: Integrity, Motivation, Professionalism, Accountability, Commitment, and Teamwork. These values guide how we operate and support an engaging employee experience that encourages career growth, fulfillment, and long term success.

Diversity and Inclusion. The Company’s commitment to diversity and inclusion begins with the Board of Directors, which provides oversight of our culture and holds management accountable to build and maintain a diverse and inclusive environment. Creating and maintaining a work environment where every employee is treated with dignity and respect is fundamental to ensuring they can fully focus on performing their jobs to the best of their ability. The Company recognizes that its success depends on continually strengthening its culture of inclusion, where all employees feel valued and empowered to contribute.

Talent Engagement. For the past eight years, the Company has partnered with a trusted industry leader to conduct an annual employee engagement survey. In 2025, 98% of employees participated, providing strong confidence that the results accurately reflect meaningful employee feedback and highlight genuine areas for improvement.

To celebrate outstanding contributions, the Company’s CEO sponsors the annual Chairman’s Award for Excellence. This prestigious award allows employees to nominate peers who have consistently exceeded expectations or achieved exceptional results while exemplifying the Company’s core values.

The CEO also hosts a quarterly all-employee call to keep the workforce informed about Company updates and strategic initiatives. During these calls, employees are encouraged to submit questions in advance for management to address which fosters open communication and transparency. A cherished tradition of these calls is the recognition of top-performing employees, both for their achievements at work and their positive impact in the communities the Company serves.

Talent Development. The Company supports the personal and professional development of its employees through a variety of initiatives. Employees are offered tuition reimbursement of up to $3,500 annually for eligible educational courses, empowering them to pursue continued education and skill development. Additionally, all employees complete annual regulatory training tailored to their specific job functions, through a partnership with a third-party provider. To further enhance learning, employees have access to a robust library of career development content within the Company’s online learning management system.

Development opportunities also include a job-shadowing program, allowing employees to observe and experience other roles within the organization. This program helps employees explore potential career paths, identify roles that align with their goals, and gain a broader understanding of the Company. Together, these initiatives reflect the Company’s ongoing commitment to fostering employee growth and supporting their career advancement.

The Company offers a range of professional development training to support job-specific skills, leadership growth, and compliance requirements. One example is The Banker Basics Mentor Program, designed to develop its frontline employees. In this program, experienced team members are selected by management to mentor and train new hires, focusing on core systems, customer service, and transaction processing. New employees spend their first ten days working one-on-one with a peer, gaining valuable on-the-job learning and support.

To enhance leadership skills, the Company implemented the Leadership Development Training: New to Manager Role program. This training equips managers with essential skills in hiring, coaching, holding crucial conversations, and driving employee engagement. Additionally, the Company provides advanced leadership training based on the principles outlined in the book The Leadership Pipeline. This interactive program targets executive, upper, and mid-level management, emphasizing the importance of coaching and mentoring team members. The purpose of this engaging program is to educate leaders that their role is to coach and mentor their team members. Regular one-on-one meetings with purposeful conversations is an expectation because it leads to better results and engagement of their team. After the formal training, participants deepen their learning through six months of follow-up cohort meetings, guided by the CEO and CHRO. In 2025, the Company further supported leadership growth by training almost fifty managers through its Leader of Leaders and Leader of Others programs.

Lastly, succession planning is conducted annually for the Company’s most senior leaders and high impact roles. The process includes identifying potential successors for different positions and assessing their readiness level to fill the role should it become vacant. Management focuses on intentional development with activities needed to prepare the employee for the next level.

Total Rewards. The Company is committed to enhancing employees’ overall experience by offering a competitive total rewards package, including compensation and benefits, designed to support and reward their contributions. In 2025, the Company prioritized its workforce by making meaningful investments to ensure ongoing competitiveness in the market. For compensation, the Company increased the starting rate of pay an additional $1.00 per hour, for the third consecutive year, positively impacting many entry level employees. Additionally, market pay adjustments were implemented for employees with 3 years of tenure or more and a certain performance score, helping to address wage compression and bring their pay closer to the midpoint of the salary range. All salary ranges were increased by 4%, providing employees with even greater opportunities for growth and earning potential within their roles. In addition, the Company provided more than a hundred hourly and salaried employees with spot bonuses in recognition of work on significant projects as well as the core system conversion. To further support employees, the Company enhanced its benefits by promoting health and financial well-being. A chronic condition management program was introduced at no cost to employees and their covered dependents enrolled in our medical plans, providing valuable resources to manage their health effectively.

The Company offers a wide array of benefits for its employees including:

•
Medical, Dental, and Vision Insurance Plans
•
Flexible Spending Accounts
•
Health Savings Accounts with a Company Matching Contribution
•
Company provided Life and AD&D Insurance
•
Company provided Long Term Disability
•
Company provided Employee Assistance Program
•
Company provided Premier Checking Account
•
401(k) Plan including a Company Match
•
Employee Stock Purchase Plan with an Employee Discount
•
Voluntary Ancillary Insurance Plans (Employee, Spouse, and Child Life and AD&D, Short-Term Disability, Accident, and Critical Illness)
•
Paid Time Off (Vacation, Sick, Volunteer, and Personal Time)
•
Extra Vacation Week Buy Program
•
Maternity/Paternity Company Paid Leave
•
Tuition Reimbursement
•
Computer Purchase Program
•
Dress Professional Program
•
Service Anniversary/Retirement Recognition and Award
•
Chairman’s Award – Top Peer Recognition
•
Volunteer Time Recognition
•
Company Apparel – Company Paid 50%
•
Opportunity for Short Term Incentives and Long Term Incentives
•
Employee Referral Program
•
Verizon Cell Phone Discount
•
First Mid Marketplace Discount Program
•
Job Shadowing

SOCIAL RESPONSIBILITY

Giving back to the communities we serve throughout the Company’s 160-year history has always been an important part of our culture as a community bank. Like the Company’s commitment to its employees, the Company’s commitment to the community is a strategic priority. The Company recognizes that its sustainability is tied to the sustainability of the communities it serves. The Company’s Commitment to Community program promotes employee volunteerism, charitable contributions and overall community development.

Commitment by Employees. In 2025, the Company’s employees volunteered 18,685 hours to community organizations. The Company recognizes our top volunteers by making donations to the charities in the name of the employee. The Company also encourages employees to serve in leadership roles in these organizations as part of their professional development. The Company conducts an annual United Way fundraiser where it matches its employees’ contributions 100%. Employee participation is encouraged by providing additional vacation time for a minimum donation. In 2025, approximately 38% of the Company’s workforce contributed to its annual United Way campaign which resulted in a total contribution to the United Way of over $165,000.

Community Development. The Company created the role of Director of Community and Economic Development in 2021 and filled the position at a Senior Vice President level. The Director of Community and Economic Development oversees the Company’s community development and Community Reinvestment Act (“CRA”) initiatives. The individual represents the Company in community and economic development activities and serves as an expert resource for Company employees on community development service, lending, and investment programs. The Director of Community and Economic Development is responsible for expanding outreach relationships with community organizations, including affordable housing, economic development, community agencies, and other not-for profit partners of the Company. The Company maintains a Community Development Committee comprised of internal leadership from each of the Company’s market areas and, in 2022, created a Community Advisory Board comprised of external community leaders to help identify community development opportunities and needs. These additions to our Commitment to Community program help ensure that the Company’s resources are allocated appropriately throughout the Company’s footprint.

Products and Services. The Company meets the needs of the communities within its footprint through its products and services. The Company continues to monitor its products and services to ensure that the needs of the community are being met and has created innovative products to address community needs including a home improvement loan product with flexible underwriting criteria and a small business loan subsidy product to assist small businesses in obtaining capital. The Company has been recognized multiple times as the Central/Southern Illinois Community Lender of the Year by the U.S. Small Business Administration. The Company’s commitment to small businesses provides a positive impact on the economy and quality of lives in our communities. On the deposit side, the Company offers a BankOn certified account for those customers who do not otherwise qualify for a regular checking account. The Company also offers its deposit customers the opportunity for a 4-month interest free loan on any account 30 days overdrawn.

ENVIRONMENTAL RESPONSIBILITY

The Company and our customers continued to expand the use of digital solutions in 2025, including through increased adoption of e-Statements, remote deposit capture, bill pay, person to person payments (P2P) and other mobile and online banking services, as well as expanded use of digital signatures and online account opening processes. The Company utilizes ongoing marketing campaigns to encourage customers to take advantage of these environmentally responsible options.

The Company supports environmental awareness and sustainability by encouraging and empowering recycling, responsible waste management practices and energy conservation throughout the organization. The Company has an Energy Management Plan designed to identify capital improvement opportunities aimed at energy reduction and identifying means of conserving the energy the Company uses. The Company is converting its branches from incandescent lighting to LED lighting, utilizing interior motion timers, and installing programmable thermostats with temperature setbacks. The implementation of our Energy Management Plan will identify additional methods for the Company to reduce our carbon footprint in all aspects of the Company’s operations.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company's officers and directors, and beneficial owners of more than 10% of the Company's stock, if any, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission, and to furnish copies of these forms to the Company. To the Company's knowledge, based solely upon a review of copies of Securities and Exchange Commission Forms 3, 4, and 5 and upon related written representations furnished to the Company with respect to the fiscal year ended December 31, 2025, the Company believes that all of the Company's officers and directors filed on a timely basis all reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2025 except for a late report on Form 3 was filed by director Melvin and a late report on Form 3 was filed by executive officer, Regina Nelson, who was not a named executive officer. Both late Form 3 filings were late due to delays in processing Form IDs and obtaining filer codes.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2025. The audit committee also discussed with the independent auditors, Forvis Mazars, LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the Commission. The audit committee received the written disclosures and the letter from Forvis Mazars, LLP required by applicable requirements of the PCAOB regarding Forvis Mazars, LLP’s communications with the audit committee concerning independence, and discussed with Forvis Mazars, LLP the independence of that firm.

Based on the review and discussion referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025. This audit committee report is submitted by the audit committee of the Board of Directors:

Mary J. Westerhold, Chairman	J. Kyle McCurry
Holly B. Adams	Alex J. Melvin
Robert S. Cook	Paul L. Palmby
Zachary I. Horn	James E. Zimmer
Gisele A. Marcus

FEES OF INDEPENDENT AUDITORS

Audit Fees. The aggregate fees incurred for professional services rendered by Forvis Mazars, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2025 and 2024, the audit of the Company’s internal control over financial reporting as of December 31, 2025 and 2024, the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for 2025 and 2024, and consents were $622,250 and $394,000, respectively.

Audit-Related Fees. The aggregate fees billed for professional services rendered by Forvis Mazars, LLP for audit-related services for the fiscal years ended December 31, 2025 and 2024 (namely employee benefit plan audits) were $45,903 and $27,123, respectively.

All Other Fees. The aggregate fees billed for other professional services rendered by Forvis Mazars, LLP for the fiscal years ended December 31, 2025 and 2024 (namely special audit procedures) were $18,700 and $36,680, respectively.

The audit committee pre-approves all auditing services and permitted non-audit services provided by the independent auditors. These services may include audit services, audit-related services, and other services. The audit committee preapproved all services performed by the independent auditors in 2025.

INDEPENDENT PUBLIC ACCOUNTANTS

Forvis Mazars, LLP acted as independent certified public accountants of the Company and its subsidiaries for the fiscal year ending December 31, 2025. Forvis Mazars, LLP has served as the Company's independent certified public accountant since July 26, 2005.

A representative from Forvis Mazars, LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions. The Company has not yet appointed its independent auditors for the fiscal year ending December 31, 2026. The Company expects to appoint its independent auditors for 2026 at its March meeting of the Board of Directors.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This compensation committee report is submitted by the compensation committee of the Board of Directors:

James E. Zimmer, Chairman	J. Kyle McCurry
Holly B. Adams	Alex J. Melvin
Robert S. Cook	Paul L. Palmby
Zachary I. Horn	Mary J. Westerhold
Gisele A. Marcus

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the objectives and philosophy underlying the Company’s executive compensation program and the material elements of the compensation paid to the Company’s executive officers, including the executive officers named in the Summary Compensation Table of this proxy statement (the “named executive officers”). The named executive officers for 2025 were:

Joseph R. Dively:	Chairman & Chief Executive Officer
Matthew K. Smith:	President
Michael L. Taylor:	Senior Executive Vice President & Chief Operating Officer
Jordan D. Read:	Executive Vice President & Chief Financial and Risk Officer
Eric S. McRae:	Executive Vice President & Chief Lending Officer

Executive Compensation Objectives

It is the policy of the Company to compensate its executives in a manner that is equitable and competitive based on their responsibilities, performance and market conditions. The Company’s compensation objectives with respect to its named executive officers are to:

•
Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.
•
Enable the Company to attract and retain the best available executive talent.
•
Reward individual performance and contributions to the Company.

Setting Executive Compensation

The compensation committee attempts to meet these objectives by providing a mix of key compensation elements that include base salary, annual cash incentives and equity-based compensation. In setting aggregate compensation for each of the named executive officers, the compensation committee first establishes appropriate levels of base salary for the executives, and then establishes the opportunity for the executives to earn additional compensation through annual cash incentives and longer-term equity compensation. The amount of such additional compensation varies with position and, in the case of annual and long-term incentives, is also conditioned on attainment of corporate or individual performance measures. The Company also provides retirement benefits, severance and change in control benefits, and a limited number of perquisites and other personal benefits in order to ensure a complete and competitive compensation plan.

The compensation committee uses the key elements of compensation to meet the objectives of its executive compensation program as follows:

Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders. The compensation committee grants performance awards under its executive long-term incentive plan that consist of restricted stock awards and/or restricted stock units. The compensation committee also bases a significant portion of an executive’s cash incentive on attainment of certain corporate performance metrics, which encourages the executive to work to increase the Company’s profitability and in turn, its stock value.

The compensation committee believes that the components of the long-term incentive plan align key executive compensation with the Company’s performance goals. The long-term incentive plan generally includes goals which ensure that the executives are focused on sustainability of earnings and growth of the Company.

Enable the Company to attract and retain the best available talent. To achieve this objective, the compensation committee believes it must pay compensation that is competitive. As described below, the compensation committee reviews and monitors the compensation paid by companies that are comparable to the Company to ensure that compensation packages are competitive.

Reward individual performance and contributions to the Company. The compensation committee’s evaluation of the individual performance of each executive affects his or her compensation. Individual performance is an important factor in determining base salary, which in turn affects the amount of cash incentive compensation that can be earned and equity compensation that is granted. Individual performance is also a component of the cash incentive compensation and, when awarded, equity compensation.

The compensation committee makes all compensation decisions for the CEO and all other executive officers of the Company. The CEO annually reviews the performance of each executive officer (other than himself) and makes recommendations to the compensation committee. The compensation committee considers the CEO’s recommendations when making its final compensation decisions for all executives other than the CEO. Although the compensation committee has the discretion to make all final decisions, the recommendation of the CEO is an important factor. The compensation committee believes that its ability to exercise discretion in setting the elements of compensation for its executives provides flexibility to establish appropriate overall compensation levels and achieve the Company’s objectives.

Key Elements of Compensation

Each year the compensation committee reviews compensation data of the most highly paid executives of other comparable banking institutions. In 2024, the compensation committee retained the services of Blanchard Consulting to conduct a compensation review for executive management relative to competitive compensation, cash and equity incentives, and executive benefits. In 2025, the previous year review was used with an assumed annual increase. The review compared compensation to a peer group of publicly traded bank holding companies in non-urban areas in the Midwest of similar size to the Company.

In addition to the third-party analysis, the compensation committee reviewed benchmarking of executive pay based on the Company’s established peer group. This peer group includes 26 publicly traded financial companies with similar asset sizes that provide banking related services in market areas comparable to the Company:

1st Source Corporation (SRCE)	Horizon Bancorp (HBNC)
Alerus Financial Corporation (ALRS)	Independent Bank Corporation (IBCP)
Byline Bancorp, Inc. (BY)	Lakeland Financial Corporation (LKFN)
Community Trust Bancorp, Inc. (CTBI)	Mercantile Bank Corporation (MBWM)
Equity Bancshares, Inc. (EQBK)	Midland States Bancorp, Inc. (MSBI)
Farmers National Banc Corp. (FMNB)	Midwest One Financial Group, Inc. (MOFG)
FB Financial Corporation (FBK)	Nicolet Bankshares, Inc. (NIC)
First Commonwealth Financial Corporation (FCF)	Old Second Bancorp, Inc. (OSBC)
First Financial Corporation (THFF)	Park National Corporation (PRK)
FirstSun Capital Bancorp (FSUN)	Peoples Bancorp, Inc. (PEBO)
German American Bancorp, Inc. (GABC)	QCR Holdings, Inc. (QCRH)
Great Southern Bancorp, Inc. (GSBC)	Republic Bancorp, Inc. (RBCA.A)
HBT Financial, Inc. (HBT)	Stock Yards Bancorp, Inc. (SYBT)

Because these institutions frequently recruit individuals for senior executive positions requiring similar skills and backgrounds to the individuals recruited by the Company, the compensation committee uses this information as a general guide in establishing the base salaries, cash incentives and equity compensation of the named executive officers.

The compensation committee generally aligns compensation components with those used by the peer institutions and attempts to maintain a comparable level of total compensation (i.e., salary, annual cash incentives and equity compensation). However, the compensation committee does not rely solely on this information. In addition, the compensation committee considers each executive’s current salary, his or her individual performance, the financial performance of the Company, the anticipated difficulty of replacing the executive with a person of comparable experience and skill and the recommendation of the CEO.

Total compensation for the named executive officers was initially targeted at the 25th to 50th percentile for similar executive positions. In addition to the factors noted above, the compensation committee considered the level of the executive's accomplishment of individual goals for the prior year, the number of individuals the executive supervises, the level of duties and responsibilities assumed by the executive and the strategic implications of the decisions the executive is required to make.

Base Salary

Executives are paid an annual salary. The compensation committee reviews salaries annually in the beginning of each year. Based on the guidelines and factors described above, the compensation committee, in early 2025, concluded that adjustments to base salaries for the named executive officers were necessary, in order to keep their compensation competitive. In addition to the factors noted above, the compensation committee considered the level of the executive's accomplishment of individual goals for the prior year, the level of duties and responsibilities, and the strategic implications of the decisions the executive is required to make.

The compensation committee established the 2025 base salary for the named executive officers as follows (salary increases were effective as of March 31, 2025):

Executive	2025 Salary Rate	$ Increase from 2024 Salary Rate
Mr. Dively	$543,400	$0
Mr. Smith (1)	$360,000	$39,988
Mr. Taylor	$364,217	$12,317
Mr. Read (2)	$270,400	---
Mr. McRae	$306,168	$7,468

(1) Mr. Smith's salary subsequently increased to $385,000 following his promotion to President in June 2025.

(2) Mr. Read was not a named executive officer in prior year; salary subsequently increased to $290,000 following his promotion in June 2025.

The actual salaries paid to the named executive officers in 2025 are set forth in the “Salary” column of the Summary Compensation Table of this proxy statement.

Annual Cash Incentives

The named executive officers are eligible to participate in the Company’s Incentive Compensation Plan (the "Plan”), which is designed to reward executives in increasing Company profitability which creates stockholder value.

Since successful execution of the Company’s strategic plan requires that members of the executive management team work closely together and because senior management has the potential greatest influence on Company profitability, the compensation committee determined that incentive opportunity for 2025 would be as follows: With Mr. Smith's promotion to President during the year, he was provided an additional opportunity of 10% of his base salary tied to leadership metrics established by the Compensation Committee as he transitioned into the new role. The additional 40% of his opportunity is broken out below. The incentive opportunity for all named executive officers, except Mr. McRae, would continue to be based 70% on the Company’s net income (adjusted as determined by the Compensation Committee for non-budgeted and non-recurring expenses), and for Messrs. Dively, Smith, Taylor and Read, 10% on the Company’s asset quality (adversely classified loans and repossessed assets as a percent of total loans), based on the premise that asset quality has a strong correlation to future loan losses and therefore, future profitability, while net income represents current profitability. In addition, for 2025, performance metrics tied to efficiency and lines of business were also continued metrics for Messrs. Dively, Smith, Taylor and Read, because the compensation committee determined that improving overall efficiency and building a relationship driven culture that includes all business line products and services represents better alignment to the strategic plan and goals of the Company and represents better measures of stockholder value. For Mr. McRae, 40% of his cash incentive opportunity was based on the Company’s net income, 20% on the Company’s asset quality and 40% was based on loan growth.

The target cash incentive opportunity for each named executive officer established for 2025 was based on a percentage of the executive's salary rate in effect beginning February 5, 2025. The target opportunity and allocation among the performance goals was as follows:

Executive	% of Salary Payable as Cash Incentive	% of Cash Incentive Tied to Net Income	% of Cash Incentive Tied to Asset Quality	% of Cash Incentive Tied to Efficiency	% of Cash Incentive Tied to Lines of Business	% of Cash Incentive Tied to Loan Growth	Additional Cash Incentive Opportunity Tied to Management Success Metrics
Mr. Dively	75%	70%	10%	10%	10%
Mr. Smith	50% (1)	70%	10%	10%	10%		10%
Mr. Taylor	40%	70%	10%	10%	10%
Mr. Read	40%	70%	10%	10%	10%
Mr. McRae	40%	40%	20%			40%

(1) 40% of opportunity - based on 70% consolidated net income / 10% asset quality / 10% efficiency / 10% lines of business net income, additional 10% opportunity available

At the same time, the compensation committee established the criteria for measurement of these goals. The net income target, efficiency target, the lines of business target, and loan growth target were determined using the current year budgeted amounts. The asset quality target was determined based on a percentage of the current balance of total loans outstanding at December 31, 2025. The Wealth Management profitability target was determined using budgeted profitability for 2025.

Using the metrics above as a base line, the compensation committee determined the following 2025 goal criteria:

	Net Income	Asset Quality	Efficiency	Lines of Business	Loan Growth
Threshold (1):	$72.9 million	1.40%	68.0%	$10.3 million	3.0%
Target (2):	$81.0 million	1.10%	61.2%	$11.4 million	4.0%
Maximum (3):		0.90%

(1)
Amounts for threshold were determined as 90% of current year budgeted net income, adversely classified assets of 1.40% of current year loan balance, efficiency ratio of 68.00%, combined lines of business of 90% of 2025 budget for FMIG and WM, and 90% of 2025 WM budget.
(2)
Amounts for target were determined as 100% of current year budgeted net income, adversely classified assets of 1.10% of current year loan balance, efficiency ratio of 61.20%, combined lines of business of 100% of 2025 budget for FMIG and WM and 100% of 2025 WM budget.
(3)
Amount for maximum was determined as adversely classified assets of 0.90% of current year loan balance. There was no maximum for the other goal categories.

The efficiency ratio is a non-GAAP measure calculated in the same manner as disclosed in the Company’s quarterly earnings reports. Noninterest expense is adjusted for other real estate owned income or expense, amortization of intangibles, and nonrecurring and integration related expenses. Net interest income is adjusted to reflect tax exempt income and noninterest income is adjusted for gains or losses on securities sales.

During 2025, the compensation committee established the percent of the target cash incentive opportunity that would be earned at each performance level as:

Performance Level	Mr. Dively	Mr. Smith	Messrs. Taylor, Read and McRae
Threshold:	37.5%	25.0%	20.0%
Target:	75.0%	50.0%	40.0%

Tables were established to determine payout for net income achievement between threshold and target, and for achievement that exceeds target. Similar tables were established for corporate asset quality, efficiency, lines of business and wealth management net income with increases and decreases to the opportunity of the CEO and other named executive officers being the same.

Operations for 2025 resulted in adjusted net income of $91.6 million which exceeded the target level. Adjusted net income was adjusted for acquisition and integration expenses and the impact of a one-time tax benefit. The asset quality metric achieved the threshold payout at 1.40%. Efficiency was 59.0% which exceeded the target level. Net income for the combined lines of business was $11.0 million, as adjusted, which was below the target level. The cash incentive awards paid were based on performance achievement as follows:

Mr. Dively	% of Incentive	% of target attainment	% of opportunity earned
Net Income	70%	113.1%	163.80%
Asset Quality	10%	79%	3.75%
Efficiency	10%	107%	14.10%
Lines of Business	10%	96%	5.94%
			187.59%

Mr. Smith	% of Incentive	% of target attainment	% of opportunity earned
Net Income	70%	113.1%	87.4%
Asset Quality	10%	79%	2.0%
Efficiency	10%	107%	7.5%
Lines of Business	10%	96%	3.2%
Management Success Metrics	10%	9%	9.0%
			109.1%

Messrs. Taylor and Read	% of Incentive	% of target attainment	% of opportunity earned
Net Income	70%	113.1%	87.4%
Asset Quality	10%	79%	2.0%
Efficiency	10%	107%	7.5%
Lines of Business	10%	96%	3.2%
			100.1%

Mr. McRae	% of Incentive	% of target attainment	% of opportunity earned
Net Income	40%	113.1%	49.9%
Loan Growth	40%	147%	23.5%
Asset Quality	20%	79%	4.0%
			77.4%

Based on the above levels of attainment, the following bonuses were paid for 2025:

Executive	Cash Incentive
Mr. Dively	$1,019,364
Mr. Smith	$419,843
Mr. Taylor	$364,399
Mr. Read	$290,145
Mr. McRae	$237,096

Equity Compensation

The compensation committee grants long-term equity compensation to motivate executives to increase stockholder value over the long term and more closely link the financial interests of the Company’s executives with those of its stockholders.

Since 2011, the compensation committee has made awards pursuant to the Executive Long-Term Incentive Program (LTIP), which provides a framework for granting awards of restricted stock and restricted stock units (RSUs) under the Company's Stock Incentive Plan. The compensation committee believes that the components of the LTIP more closely align key executive compensation with the Company’s performance goals than the stock options granted in prior years and ensures that the executives are focused on longer term sustainability of earnings and growth in the value of the Company. In January 2025 the compensation committee made grants of performance based RSUs to the named executive officers. The January 2025 awards were for a target number of units as follows:

	January 2025	January 2026
Executive	RSU Eligible Award	Actual Stock Granted from RSU Award
Mr. Dively	12,000	13,200
Mr. Smith	4,500	4,950
Mr. Taylor	3,500	3,850
Mr. Read	3,500	3,850
Mr. McRae	3,500	3,850

The RSU award was subject to a one-year performance period with a performance goal based on 2025 budgeted net income (the target was $81.0 million and the threshold was $72.9 million). If the goal is achieved above the threshold level, a prorated number of shares are attained up to a maximum of 110% of the eligible award. Calculation of the proration is completed in a similar manner as the annual cash incentive plan. Awards are then subject to a further three-year service-based vesting with 1/3 vesting on December 15, 2026, 2027 and 2028. Net income (as adjusted) for 2025 was $91.6 million, which resulted in the maximum number of shares being earned. There were no additional discretionary shares awarded to any named executive officer during 2025.

Retirement Plans

The Company sponsors various retirement plans that cover eligible employees, including the named executive officers. The Company believes that these benefits are a valuable incentive for attracting and retaining top executives.

401(k) Plan. The Company’s 401(k) plan is a tax-qualified retirement plan that covers all employees generally, including the named executive officers. An employee can elect to defer a percentage of his or her compensation on a pre-tax and/or post-tax basis, up to the Internal Revenue Code maximum and the Company contributes a matching contribution of up to 6% of the employee’s deferral contributions. (Amounts paid to the plan reflect the Internal Revenue Code’s limit on the amount of compensation that can be considered in determining contributions). The Company’s contributions under the Plan on behalf of each named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified retirement plan that covers selected employees, including the named executive officers. The plan provides higher paid employees with the opportunity to defer compensation in addition to compensation that can be deferred under the 401(k) Plan. For each calendar year, each executive can defer a portion of his or her salary and cash incentive opportunity. Participants have the ability to select from various investments, including common stock of the Company. The Company does not contribute to this plan. The Deferred Compensation Plan is described in greater detail in the “Non-Qualified Deferred Compensation” section of this proxy statement.

Employment Agreements

The Company has employment agreements with certain of its executives, including each named executive officer. The agreements, which are for one-year terms (subject to auto-renewal unless terminated during the year), provide for a minimum base salary which cannot be reduced, and a cash incentive opportunity. The agreements also provide for severance benefits upon certain terminations of employment. If the named executive officer’s employment is terminated by the Company without cause, he or she is entitled to continued payment of base salary for 12 months and continued health coverage for the severance period. If following a change in control of the Company, either the named executive officer’s employment is terminated by the Company without cause, or the named executive officer terminates his or her employment for good reason, the named executive officer is entitled to continued payment of base salary for 24 months, a lump sum payment equal to the cash incentive paid for the prior year and continued health coverage for the severance period. The agreements contain restrictive covenants that prohibit the named executive officers from disclosing confidential information and from competing with the Company. The employment agreements are described in greater detail in the “Potential Payments Upon Termination or Change in Control of the Company” section of this proxy statement. The compensation committee believes these severance benefits reflect market levels of benefits when they were negotiated and represent fair and appropriate consideration for the executive’s agreement to the post-termination restrictive covenants. The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining top executives. The Company also believes that in the event of an extraordinary corporate transaction, the agreements could prove important to the Company’s ability to retain top management through the transaction process and to provide motivation to the executives to act in the best interests of the Company and its stockholders before, during and after a transaction.

Perquisites and Other Benefits

The Company provides limited perquisites and other benefits to its executives. During 2025, some named executive officers received a monthly auto allowance. The determination as to whether an auto allowance is appropriate for an executive is based on the amount of business travel undertaken by the executive and the relative cost involved. The Company paid for annual country club membership dues for all of the named executives (except Mr. Taylor) and all of the named executives received communication device allowances. These perquisites and other benefits are reported in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Incentive Compensation Recoupment Policies

In January 2015, the compensation committee adopted an Incentive Compensation Recoupment Policy. The Policy permits the Board to recoup from an executive cash or equity-based compensation granted on or after January 1, 2015 in the event that there is a restatement of the Company's financial statements or the executive engages in misconduct that results in a material loss or damage to the Company. Recoupment covers any incentive compensation (including annual cash bonuses and awards under LTIP) that is awarded or paid or vests within 36 months preceding the restatement or 36 months following the occurrence of misconduct. Misconduct includes an act of fraud, dishonesty or gross negligence, the material breach of a fiduciary duty, a knowing violation of a Company policy, or a violation of a confidentiality, non-solicitation or non-competition covenant.

In 2023, the Board adopted the Executive Officer Incentive Compensation Recovery Policy, intended to comply with the requirements of the Dodd-Frank Act Wall Street Reform and Consumer Protection Act and Nasdaq. The Recover Policy permits the Board to recoup certain incentive compensation from a current or former executive in the event of an accounting restatement (as defined in the Dodd-Frank and Nasdaq rules). Recoupment covers any incentive compensation that is based upon the attainment of a financial reporting measure that is granted to, or earned or vested by, a current or former executive during the three completed fiscal years preceding the date the Company is required to prepare an accounting restatement.

Pay Versus Performance

The following tables show the total compensation from the Summary Compensation Table to compensation actually paid ("CAP") for the CEO and the average CAP paid to the other non-CEO named executive officers ("NEOs") during 2025. These tables also include, for comparative purposes, the Company's total shareholder return ("TSR"), peer group TSR, and the Company's net income and asset quality ratio.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO (1)	Average Summary Compensation Table Total For Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs (2)	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income	Asset Quality Ratio
2025	$2,109,337	$2,214,241	$857,059	$881,107	$131.92	$159.02	$91,645,000	1.40%
2024	$1,604,008	$1,788,476	$705,801	$751,171	$121.36	$142.02	$78,898,000	0.90%
2023	$1,184,106	$1,177,603	$554,241	$554,737	$111.24	$116.40	$68,935,000	0.90%
2022	$1,552,237	$1,304,801	$671,237	$611,320	$99.68	$114.02	$72,952,000	0.90%
2021	$1,689,377	$1,975,540	$778,455	$859,394	$129.81	$132.12	$51,490,000	1.30%

(1) The CEO, included in all years above, is Mr. Dively. To calculate the CEO CAP, the table below reflects the amounts deducted from and added to Summary Compensation Table total compensation. Since the Company did not report a change in pension value for the CEO for any years reflected in the Summary Compensation Table, a deduction for pension value is not needed. There were no awards that failed to meet the applicable vesting conditions or that were forfeited during 2025.

	Summary Compensation Table		Current Year Stock Awards		Prior Stock Awards
Year	Total Compensation	Stock Awards	Year End Fair Value of Awards Outstanding & Unvested	Vest Date Fair Value of Awards Granted & Vested in Current Year	Change in Fair Value of Awards Outstanding & Unvested	Change in Fair Value of Awards Vested in Current Year	Total Dividends Paid on Vested Awards	Compensation Actually Paid (CAP)
2025	$2,109,337	($514,272)	$514,800	$0	$23,592	$54,092	$26,692	$2,214,241
2024	$1,604,008	($402,000)	$486,024	$0	$16,222	$58,841	$25,381	$1,788,476
2023	$1,184,106	($287,456)	$210,248	$0	$26,832	$22,274	$21,599	$1,177,603
2022	$1,552,237	($427,960)	$333,632	$0	($92,834)	($76,529)	$16,256	$1,304,801
2021	$1,689,377	($357,136)	$445,016	$0	$142,437	$43,368	$12,478	$1,975,540

(2) The Non-CEO NEOs, included for the years 2021-2024 above, are: Mr. Smith, Mr. Taylor, Mr. McRae and Mr. Beesley. In 2025, Mr. Beesley was replaced in the calculation by Mr. Read. To calculate the Non-CEO NEOs average CAP, the table below reflects amounts deducted from and added to Summary Compensation Table total summary compensation. Since the Company did not report a change in pension value for any of the non-CEO NEOs for any years reflected in the Summary Compensation Table, a deduction for pension value is not needed. There were no awards that failed to meet the applicable vesting conditions or that were forfeited during 2025.

	Summary Compensation Table		Current Year Stock Awards		Prior Stock Awards
Year	Total Compensation	Stock Awards	Year End Fair Value of Awards Outstanding & Unvested	Vest Date Fair Value of Awards Granted & Vested in Current Year	Change in Fair Value of Awards Outstanding & Unvested	Change in Fair Value of Awards Vested in Current Year	Total Dividends Paid on Vested Awards	Compensation Actually Paid (CAP)
2025	$857,059	($160,710)	$160,875	$0	$5,178	$11,828	$6,877	$881,107
2024	$705,801	($106,363)	$128,594	$0	$4,356	$12,046	$6,736	$751,171
2023	$554,241	($76,010)	$57,189	$0	$7,311	$6,105	$5,901	$554,737
2022	$671,237	($113,163)	$88,220	$0	($20,089)	($19,317)	$4,432	$611,320
2021	$778,455	($107,313)	$128,391	$5,229	$39,382	$11,638	$3,612	$859,394

The following charts illustrate the relationship between CEO and non-CEO NEO CAP and the Company's Total Shareholder Return ("TSR"), peer group TSR, the Company's net income and asset quality.

The CAP for the CEO and non-CEO NEOs is aligned with the Company's TSR. Annual objectives are set for the CEO and non-CEO NEOs with consideration given to general market and shareholder expectations for the Company's performance. Utilizing these objectives is intended to align with TSR. The CEO and non-CEO NEO CAP comparability to TSR is also impacted by the use of equity incentives which are awarded based on earnings performance compared to plan each year and the value will be more or less depending on the value of the Company's stock price. See Equity Compensation above, for additional description of these incentives.

The CAP varies from the Company's net income primarily due to the multiple components of CAP such as equity incentives, the value of which is tied to the stock price which does not always correlate to the Company's profitability. The annual cash incentive is determined by multiple components which have some correlation to net income but the correlation varies by component. The annual objectives are set for the CEO and non-CEO NEOs with consideration given to general market and shareholder expectations for the Company's performance. See Annual Cash Incentives above for a full description of these components.

The asset quality measure is a ratio of adversely classified assets divided by total loans. A lower ratio is positive and a higher ratio is negative. The utilization and monitoring of this ratio is important to understand the credit risk in the Company's loan portfolio. An increased migration of loans to adversely classified is an early sign of potential problem in the loans that could lead to elevated losses and vice versa. There are multiple components of CAP that can, in the aggregate, have a greater influence on the result than any one metric. However, maintaining a strong asset quality culture is an important strategic objective that is consistently discussed with shareholders of the Company. Beginning in 2022, a maximum level was added for asset quality achievement in the Company's incentive compensation plan. This CAP causes some variation in the relationship of CAP to asset quality because the actual level of asset quality illustrated above is lower than the maximum used in the incentive payment. Also, as stated above, due to multiple components of CAP, there is not a direct correlation to one metric.

The Peer TSR is based on the S&P U.S. BMI Banks - Midwest Region Index. The Company monitors its TSR against the Peer TSR on an ongoing basis to identify if its TSR performance is generally aligned or an outlier.

Most Important Measures to Determine 2025 CAP

The five components listed below represent the most important metrics used to determine 2025 CAP for the CEO and all non-CEO NEOs. These measures are further described in the above Compensation Discussion and Analysis ("CD&A").

* Net Income compared to Budgeted Net Income
* Lines of Business Net Income compared to Budgeted Lines of Business Net Income
* Asset Quality
* Efficiency Ratio
* Loan Growth

Anti-Hedging Policy

The Company's Insider Trading Policy prohibits its directors, officers or other employees from engaging in short sales of Company stock, as well as transactions in any puts, calls or other derivative securities on Company stock in any organized market, or "hedging." The Insider Trading Policy also prohibits employees, officers and directors of the Company from depositing any Company stock in a margin account.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code as in effect prior to 2018 limited the deductibility of executive compensation paid to the CEO and to each of the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year but contained an exception for “performance-based compensation.” The Tax Cuts and Jobs Act of 2017 amended section 162(m) to cover a public company's chief financial officer, extend its reach to post-termination payments and eliminate the performance-based exception, beginning in 2018. However, due to the amounts and forms of compensation currently paid to the Company’s executive officers, the tax deductibility of such compensation under Section 162(m) is not an important factor in making compensation decisions.

Other Compensation Decisions

At the 2023 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 97% of the votes cast. The Board of Directors considered these results and, based on the overwhelming support from stockholders, determined to not make any material changes to the executive compensation plans and programs already in place.

SUMMARY COMPENSATION TABLE

This table shows the compensation of the Company’s named executive officers, who consist of the Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers of the Company during the years ended December 31, 2025, 2024 and 2023.

Name and Principal Position	Year	Salary	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Joseph R. Dively	2025	$543,400	$514,272	$1,019,364	$32,301	$2,109,337
Chairman &	2024	$540,700	$402,000	$628,659	$32,649	$1,604,008
Chief Executive Officer	2023	$520,000	$287,456	$346,112	$30,538	$1,184,106
Matthew K. Smith	2025	$361,737	$192,852	$419,843	$35,806	$1,010,238
President (1)	2024	$315,395	$117,250	$213,512	$34,334	$680,491
	2023	$280,000	$82,920	$106,176	$31,651	$500,747
Michael L. Taylor	2025	$360,901	$149,996	$364,399	$34,106	$909,402
Sr Executive Vice President	2024	$350,527	$117,250	$234,788	$32,424	$734,989
& Chief Operating Officer	2023	$340,000	$82,920	$128,928	$31,090	$582,938
Jordan D. Read	2025	$278,150	$149,996	$290,145	$58,191	$776,482
Executive Vice President &
Chief Financial & Risk Officer (2)
Eric S. McRae	2025	$304,157	$149,996	$237,096	$40,865	$732,114
Executive Vice President &	2024	$297,696	$117,250	$174,441	$37,475	$626,862
Chief Lending Officer	2023	$290,000	$82,920	$95,600	$34,852	$503,372

(1)
Mr. Smith. Mr. Smith served as Executive Vice President & Chief Financial Officer until June 24, 2025, at which time he was appointed as President.
(2)
Mr. Read. Mr. Read was appointed as Chief Financial Officer on June 24, 2025.
(3)
Stock Awards. The amounts in this column represent the aggregate grant date fair value of restricted stock and RSU awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, based on the probable outcome of the performance conditions attached to the performance-based awards, which is also the grant date fair value assuming the maximum level of attainment is achieved. See Note 13 to the consolidated financial statements in the Company’s 2025 Form 10-K for a description of the valuation.
(4)
Non-Equity Incentive Plan Compensation. All amounts in this column are based on performance in 2025, 2024 and 2023 and reflect the amounts actually paid in February 2026, 2025, and 2024, respectively, under the Company’s Annual Cash Incentive Compensation Plan. See “Cash Incentives” in the Compensation Discussion and Analysis section of the Proxy Statement for a discussion of the Incentive Compensation Plan.
(5)
All Other Compensation. For 2025, these amounts include (i) the Company's contributions to its 401(k) Plan on behalf of each named executive officer (Mr. Dively: $16,342; Mr. Smith: $21,426; Mr. Taylor: $21,000; Mr. Read: $18,051; and Mr. McRae: $19,822); (ii) country club dues for each named executive officer (excluding Mr. Taylor); (iii) automobile allowances for each named executive officer (excluding Mr. Read); (iv) communication device allowances for each named executive officer; and (v) one-time relocation assistance for Mr. Read: $35,000.

Employment Agreements. The Company is a party to employment agreements with each of the named executive officers that provide for certain compensation and benefits during employment:

Mr. Dively: The employment agreement with Mr. Dively was renewed effective December 31, 2025 and has a term through December 31, 2026 that will automatically renew unless employment is terminated during the year and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan with a target value of 75% of base salary in the applicable year, (iii) participation in the Company's Deferred Compensation Plan and Long Term Incentive Plan, (iv) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. Smith: The employment agreement with Mr. Smith was renewed effective December 31, 2025 and has a term through December 31, 2026 that will automatically renew unless employment is terminated during the year and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan with a target value of 50% of base salary in the applicable year, (iii) participation in the Company’s Deferred Compensation Plan, (iv) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executives or management employees.

Mr. Taylor: The employment agreement with Mr. Taylor was renewed effective December 31, 2025 and has a term through December 31, 2026 that will automatically renew unless employment is terminated during the year and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan with a target value of 40% of base salary in the applicable year, (iii) participation in the Company’s Deferred Compensation Plan, and (iv) other benefits made available to Company executives or management employees.

Mr. Read: The employment agreement with Mr. Read was renewed effective December 31, 2025 and has a term through December 31, 2026 that will automatically renew unless employment is terminated during the year and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan with a target value of 40% of base salary in the applicable year, (iii) participation in the Company’s Deferred Compensation Plan and Long Term Incentive Plan, (iv) annual country club membership dues and (v) other benefits made available to Company executives or management employees.

Mr. McRae: The employment agreement with Mr. McRae was renewed effective December 31, 2025 and has a term through December 31, 2026 that will automatically renew unless employment is terminated during the year and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan with a target value of 40% of base salary in the applicable, (iii) participation in the Company's Deferred Compensation Plan and Long Term Incentive Plan, (vi) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

First Retirement and Savings Plan (“401(k) Plan”). The Company has a tax-qualified defined contribution retirement plan that covers all employees generally and provides for a matching contribution by the Company of up to 100% of the first 6% of employee contributions.

2025 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to estimated payouts under incentive plans, award opportunities for 2025 restricted stock and RSU awards granted in 2025.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: No. of Shares of Stock or Stock	Grant Date Fair Value of Stock
Name	Grant Date	Threshold (2)	Target	Maximum	Threshold	Actual	Maximum	Units	Awards (4)
Joseph R. Dively	01/27/25	$203,775	$407,550	—	6,000	12,000	13,200	—	$467,520
Matthew K. Smith	01/27/25	$96,250	$192,500	—	2,250	4,500	4,950	—	$175,320
Michael L. Taylor	01/27/25	$72,843	$145,687	—	1,750	3,500	3,850	—	$136,360
Jordan D. Read	01/27/25	$58,000	$116,000	—	1,750	3,500	3,850	—	$136,360
Eric S. McRae	01/27/25	$61,234	$122,467	—	1,750	3,500	3,850	—	$136,360

(1)
Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. Payouts under the Company’s Incentive Compensation Plan were based on performance in 2025, which has now occurred. Thus, the information in the “Threshold” and “Target” columns reflect the range of potential payouts when the performance goals were set in January 2025. The amounts actually paid under the Company’s Incentive Compensation Plan for 2025 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. A description of the plan can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(2)
The Compensation Committee has established tables of potential payouts for all levels of performance. There is no overall maximum cap.
(3)
Estimated Future Payouts Under Equity Incentive Plan Awards. The target amounts represent the number of RSUs granted on January 27, 2025 under the 2025 Stock Incentive Plan. If the performance is lower than target level but higher than threshold, the award is prorated based on the performance level percentage. If the performance is higher than target level, the award is prorated based on the performance level percentage with a maximum ten percent increase above target possible. Performance for the period was above target by more than the amount needed to reach the maximum ten percent increase possible, so payout (in the form of restricted stock) occurred at ten percent more than the target level. A description of the 2025 awards can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(4)
The grant date fair value of performance based RSUs is based on the probable outcome of the performance conditions at the time of the grant. The grant date fair value of restricted stock is based on the actual shares issued.

2025 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table sets forth the information for each named executive officer with respect to equity awards outstanding as of December 31, 2025.

	Restricted Stock Awards
Name	Number of Unearned Shares or Units that have not Vested (1)	Market Value of Unearned Shares or Units that have not Vested (2)
Joseph R. Dively	24,022	$936,858
Matthew K. Smith	8,117	$316,563
Michael L. Taylor	7,017	$273,663
Jordan D. Read	5,763	$224,757
Eric S. McRae	7,017	$273,663

(1)
This table includes the awards of: (i) RSUs granted on March 21, 2023 that were earned at target based on performance through December 31, 2023 and converted to restricted stock. The remaining restricted stock vests on December 15, 2026; (ii) RSUs granted on January 29, 2024 that were earned below target based on performance through December 31, 2024 and converted to restricted stock. The remaining restricted stock vests on December 15, 2026 and December 15, 2027; and (iii) RSUs granted on January 27, 2025 that were earned above target based on performance through December 31, 2025 and converted to restricted stock. The remaining restricted stock vests on December 15, 2026, December 15, 2027, and December 15, 2028.

If an executive’s employment terminates for any reason, except in the event of a Change in Control of the Company (as defined in the Plan), prior to the end of the RSU’s annual performance period, the RSU award will be forfeited. If an executive’s employment terminates prior to a vesting date that applies to any restricted stock, the award is forfeited, unless such termination occurs on or after attaining age 65 with 10 years of service, retires after attaining age 60 with 15 years of service, or due to death or disability (in which case the executive will vest in the then unvested shares).

(2)
The market rate is based on the closing price of the Company’s stock on December 31, 2025 ($39.00).

2025 OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to the vesting of restricted stock and RSUs during 2025 by each named executive officer and the amount realized upon such exercise or vesting. The Company had no outstanding stock options in 2025.

	Stock Awards
Name	Number of Shares Vested	Value Realized when Shares Vested (1)
Joseph R. Dively	9,888	$418,206
Matthew K. Smith	2,883	$121,922
Michael L. Taylor	2,883	$121,922
Jordan D. Read	1,607	$67,960
Eric S. McRae	2,883	$121,922

(1)
Represents the number of shares vested during 2025 multiplied by the closing market price ($42.29) of the underlying shares on the vesting date (December 15, 2025).

2025 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding each named executive officer’s account balance at December 31, 2025 under the Company’s Deferred Compensation Plan (“DCP”), including contributions and earnings credited to such account.

Name	Executive Contributions In Last FY (1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (3)
Joseph R. Dively	$234,412	$—	$247,076	$—	$3,004,255
Matthew K. Smith	$—	$—	$6,397	$—	$80,231
Michael L. Taylor	$29,784	$—	$18,357	$—	$258,050
Jordan D. Read	$—	$—	$—	$—	$—
Eric S. McRae	$15,208	$—	$25,113	$—	$318,765

(1)
The contributions reported in this column are reported in the Summary Compensation Table, in either the Salary or Non-Equity Incentive Compensation Plan columns.
(2)
The earnings reported in this column are not reported on the Summary Compensation Table.
(3)
The amounts in this column have previously been reported as compensation on the Summary Compensation Tables for prior years, except for the following amounts of earnings or deferrals included in the account balances: Mr. Dively: $1,415,494 (includes earnings and deferrals of director fees which were not previously reported on the Summary Compensation Table); Mr. Smith: $18,493; Mr. Taylor: $57,799; Mr. McRae: $128,480.

Non-Qualified Deferred Compensation. The DCP is a nonqualified defined contribution plan that covers certain eligible employees and directors, including the named executive officers. For each calendar year, the named executive officers can defer up to 75% of their base salary and/or up to 100% of their cash incentive compensation, and non-employee directors can elect to defer their director fees. The deferred amounts are deposited into a rabbi trust and credited to a DCP account established for the participant as soon as practicable after the date they would otherwise have been paid to the participant. The participants have the ability to elect from various investments, including common stock of the Company. If invested in common stock, such amounts are initially invested in the Vanguard Federal Money Market Fund until the next quarterly window trading period established by the Company, at which point each participant’s account balance is invested in shares of common stock of the Company. Dividends paid on common stock are credited to the participant’s DCP account and invested in additional shares. The Vanguard Federal Money Market Fund had an annual return for 2025 of 4.23%. The Company’s common stock had an annual return for 2025 of 5.92%.

A participant is 100% vested in his or her DCP account at all times. A participant’s DCP account is paid to him or her beginning on the March 15 following the date the participant terminates employment. For deferral elections in effect with respect to calendar years prior to 2025, such amounts shall be distributed in five annual installments, provided that the Board of Directors in its sole discretion can decide to pay the portion of the DCP account earned that is considered a pre-2005 benefit in a single lump sum payment. Commencing with deferral elections applicable to calendar year 2023 and subsequent years, a participant can elect to receive their distribution in a single lump sum or up to ten annual installments.

A participant may also request at any time a distribution from the DCP account of an amount necessary to satisfy an unforeseeable emergency. In the case of the death of a participant, the DCP account will be paid to his or her designated beneficiary in a single payment. Upon a Change in Control of the Company (as defined in the Plan), each participant’s DCP account will be paid in an immediate lump sum.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

The Company provides certain benefits to eligible employees, including the named executive officers, upon certain terminations of employment or a Change in Control of the Company (as defined in the Plan). These benefits are in addition to the benefits to which the executive would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

Employment Agreements

The employment agreements with the named executive officers provide benefits to them upon certain types of termination of employment during the term of the agreement. The incremental benefits payable to the named executive officers in effect at December 31, 2025 include the following:

•
If the executive’s employment is terminated by the Company for other than “cause” (and a Change in Control of the Company, as defined in the Stock Incentive Plan, has not occurred), the executive is entitled to the following:
i.
Continued payment of the executive’s then current base salary for 12 months.
ii.
Continued coverage of the executive under the Company’s health plan for the 12-month severance period at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).
•
If following a Change in Control of the Company, the executive’s employment is terminated by the Company for other than “cause,” or the executive terminates his or her employment due to good reason, the executive is entitled to the following:
i.
Continued payment of the executive’s then current base annual salary for 24 months.
ii.
An immediate lump sum payment equal to the incentive compensation earned by or paid to the executive for the immediately preceding fiscal year.
iii.
Continued coverage of the executive under the Company’s health plan for the first 24 months following termination at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

“Cause” means the executive’s (i) conviction (or guilty or no contest plea) for a felony or any crime involving fraud, dishonesty or breach of trust; (ii) performance that would materially and adversely affect the Company’s business; (iii) act or omission that results in a regulatory body to demand the executive to be suspended or removed; (iv) substantial nonperformance of his or her duties; (v) misappropriation or intentional material damage to the Company’s property or business; or (vi) violation of the agreement’s restrictions with respect to confidential information, noncompetition and nonsolicitation.

"Good reason" means a decrease in the executive's then current salary or a substantial diminution in his or her position and responsibilities.

The agreements in effect for 2025 contain restrictive covenants that prohibit the executive from (i) disclosing confidential information; (ii) becoming involved with a business similar to that of the Company within any county in which the Company conducts business; and (iii) soliciting for sale or selling competing products or services to any person or entity who was a customer or client of the Company during the last year of the executive’s employment. The restrictive covenants regarding confidential information are indefinite. The restrictive covenants regarding noncompetition and nonsolicitation continue in effect until one year following termination of employment.

Stock Incentive Plans

The restricted stock award agreements provide that an executive will not become vested in any restricted stock if the executive does not remain continuously employed from the grant date until the last day of the applicable vesting period, except that upon a voluntary termination of employment after attaining age 65 with ten years of service, retires from the Company after age 60 with 15 years of service, is terminated by the Company without cause or terminates due to death or disability, an executive will vest in the remaining unvested shares subject to the award. The RSU award agreements provide that if an executive’s employment terminates for any reason, except a Change in Control, during the annual performance period, the award is forfeited, and if the executive’s employment terminates after the RSU award is converted to restricted stock following the end of the performance period, the accelerated vesting provisions discussed above apply.

Upon a Change in Control of the Company (as defined in the Plan), the compensation committee has the discretion to determine how outstanding awards are treated. The current award agreements provide that unless the awards are assumed by a public company, they will fully vest immediately prior to the Change in Control. If the awards are assumed by a public company, and within two years following the Change in Control the executive’s employment is terminated by the company without Cause or by the executive for Good Reason (as such terms are defined in the agreement), the awards fully vest.

2025 Potential Severance Payments

The table set forth below quantifies the additional benefits as described above that would be paid to each named executive officer, assuming a Change in Control of the Company and/or termination of employment occurred on December 31, 2025.

	Joseph R. Dively	Matthew K. Smith	Michael L. Taylor	Jordan D. Read	Eric S. McRae
Change in Control:
Base Salary (x2)	$1,086,800	$720,000	$728,434	$540,800	$612,336
Incentive Compensation (1)	$628,659	$213,512	$234,788	$124,800	$174,441
Continued Health Coverage (2)	$31,704	$49,083	$31,704	$41,378	$17,711
Value of Vesting of Unvested Stock Awards (3)	$936,858	$316,563	$273,663	$224,757	$273,663

No Change in Control:
Base Salary	$543,400	$360,000	$364,217	$270,400	$306,168
Continued Health Coverage (2)	$15,852	$24,542	$15,852	$20,689	$8,855

Retirement, Death or Disability:
Value of Vesting of Unvested Stock Awards (3)	$936,858	$316,563	$273,663	$224,757	$273,663

(1)
Represents an amount equal to the cash incentive compensation earned by the executive for 2024 and paid in 2025.
(2)
Represents the Company’s portion of premiums paid for the executive’s coverage during the applicable severance period.
(3)
The value of the restricted stock and RSUs that vest upon a Change in Control is calculated based on the number of unvested shares covered by the restricted stock award plus the RSUs subject to the performance goal, multiplied by the closing price of the Company’s common stock on December 31, 2025 ($39.00).

Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has adopted a final rule requiring annual disclosure of the ratio of the median employee’s annual compensation to the annual compensation of the CEO.

The median employee was identified from all full-time and part-time employees, excluding the CEO, who were employed by the Company and its consolidated subsidiaries on December 31, 2025. All of the Company’s employees are located in the United States.

A total of 1,182 employees were included. Compensation was measured over the 12-month period beginning on January 1, 2025 and ending on December 31, 2025. The median employee compensation was determined using 2025 W-2 (Box 5) compensation in addition to any bonus earned or stock awarded.

Mr. Dively had 2025 annual total compensation of $2,109,337 as reflected in the Summary Compensation Table included in this Proxy Statement. The median employee’s annual total compensation for 2025 that would be reportable in the Summary Compensation Table was $48,485. As a result, the CEO pay ratio is 44:1.

DIRECTOR COMPENSATION

Non-employee directors of the Company received a $6,250 quarterly retainer, paid at the start of each calendar quarter, for their services in 2025. The lead independent director received an additional quarterly retainer of $2,500 for her services in 2025. The non-employee directors of the Company were also granted stock-based compensation in 2025, which consisted of 700 fully vested shares of Company stock, except for Mr. Melvin whose shares were prorated for the time he served on the board during 2025. The 700 fully vested shares of common stock were the same as prior year. During 2025:

•
Audit committee members received a $625 quarterly retainer for their audit committee meeting services. The audit committee chairman, who is also designated a financial expert, also received a $1,250 quarterly retainer and the audit committee banking and financial management expert received an additional $625 quarterly retainer.
•
Compensation committee members received a $625 quarterly retainer for their compensation committee meeting services and the compensation committee chairman received a $1,000 quarterly retainer.

•
The Nominating & Governance committee (“NGC”) members received a $500 quarterly retainer for their NGC meeting services and the NGC committee chairman received a $1,000 quarterly retainer.
•
Risk committee members received a $500 quarterly retainer for the risk committee meeting services, and the risk committee chairman received a $1,000 quarterly retainer.
•
Non-employee directors who also served on the board of directors of First Mid Bank received a $2,500 quarterly retainer fee for such services. Non-employee directors who also served on the board of directors of Wealth Management, or Insurance Group each received $500 quarterly retainers for such services. Non-employee directors who served on the wealth management committee received a quarterly retainer of $250.

This table shows all compensation provided to each non-employee director of the Company for the year ended December 31, 2025. Mr. Melvin joined the Board of Directors in November 2025.

Name	Fees Earned or Paid in Cash		Stock Award (10)	Total
Holly B. Adams	$58,000	(1)	$27,272	$85,272
Robert S. Cook	$53,500	(2)	$27,272	$80,772
Zachary I. Horn	$48,000	(3)	$27,272	$75,272
Gisele Marcus	$49,000	(4)	$27,272	$76,272
J. Kyle McCurry	$50,000	(5)	$27,272	$77,272
Alex J. Melvin	$8,167	(6)	$4,672	$12,839
Paul L. Palmby	$49,000	(7)	$27,272	$76,272
Mary J. Westerhold	$53,000	(8)	$27,272	$80,272
James E. Zimmer	$50,500	(9)	$27,272	$77,772

(1)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, and $2,000, respectively, and for serving as a member of the audit committee, the compensation committee, the NGC, and the risk committee of $2,500, $2,500, $2,000, and $2,000, respectively and for serving as the lead director during 2025 received $10,000.
(2)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, the risk committee, and the wealth management committee of $2,500, $2,500, $2,000, and $1,000, respectively and for serving as the chair of the NGC for $4,000 and as a banking and financial management expert for $2,500.
(3)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, the NGC, and the risk committee of $2,500, $2,500, $2,000, and $2,000, respectively.
(4)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, the NGC, the risk committee and the wealth management committee of $2,500, $2,500, $2,000, $2,000, and $1,000, respectively.
(5)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, and $2,000 respectively and for serving as a member of the audit committee, the compensation committee, and the NGC, of $2,500, $2,500, and $2,000, respectively, and for serving as the risk committee chair for $4,000.
(6)
This amount represents the prorated compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $4,167, $1,667, $333, and $333 respectively and for serving as a member of the audit committee, the compensation committee, the NGC, the risk committee, and the wealth management committee of $417, $417, $333, $333, and $167 respectively.
(7)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, the NGC, the risk committee, and the wealth management committee for $2,500, $2,500, $2,000, $2,000, and $1,000 respectively.

(8)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, and $2,000 respectively, and for serving as a member of the compensation committee, the NGC, and the risk committee for $2,500, $2,000, and $2,000 respectively, and for serving as an audit committee chair for $5,000 and as a banking and financial management expert on the audit committee for $2,500.
(9)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, and $2,000 respectively, and for serving as a member of the audit committee, the NGC, the risk committee, and the wealth management committee of $2,500, $2,000, $2,000, and $1,000 respectively, and for serving as the compensation committee chair of $4,000.
(10)
This amount represents the grant date fair value of 700 shares (117 for Mr. Melvin) of Company stock granted to each director, computed in accordance with general accounting standards board accounting standards codification topic 718.

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is required to submit to stockholders a resolution, subject to an advisory vote, to approve the compensation of our named executive officers at least every three years. At the 2023 annual meeting, the stockholders of the Company voted, in an advisory vote, to hold such a vote every three years and the Board of Directors determined to conduct the vote every three years. Accordingly, we are presenting the vote at the 2026 Annual Meeting.

The Board of Directors encourages stockholders to carefully review the “Executive Compensation” section of this Proxy Statement beginning on page 17, including the “Compensation Discussion and Analysis,” for a thorough discussion of our compensation program for named executive officers. Our executive compensation objectives are to:

•
provide incentives to our executives to maximize stockholder return;
•
enable us to attract, retain and reward talented, results-oriented managers capable of leading key areas of our business; and
•
reward the management team for achieving key financial and operational objectives which will promote the long-term health of the business.

The Company has pursued these objectives by:

•
establishing annual operating and performance goals for the Company and linking compensation of the named executive officers to this performance;
•
using an annual cash incentive bonus plan and equity compensation awards that tie the level of achievement of our annual and long-term financial and operational performance goals to the amount of incentive compensation that we pay to each of our executives; and
•
reviewing comparable compensation information of the Company’s peers compiled by the Company’s human resources director.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the 2026 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and narrative discussion, is hereby approved.”

____________________________________________________________________________________________________

The board of directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers (Proposal No. 2 on the proxy card).

The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. Abstentions and broker nonvotes will count as a vote "AGAINST" Proposal No. 2. As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the compensation committee, although the Board of Directors and the compensation committee will carefully consider the outcome of the vote when evaluating compensation program.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company's equity compensation plans, as of December 31, 2025:

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by security holders:
(A) Deferred Compensation Plan	—	—	297,344	(1)
(B) Stock Incentive Plan	—	—	504,839	(2)
Total	—	—	802,183

(1)
Consists of shares issuable with respect to participant deferral contributions invested in common stock.
(2)
Consists of restricted stock and/or restricted stock units.
(3)
The Company does not maintain any equity compensation plans not approved by stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The audit committee has adopted a written Related Person Transactions Policy, which provides for procedures for review and oversight of transactions involving the Company and “related persons.” The policy covers any related person transaction that would be required to be disclosed in our proxy statement under applicable Securities and Exchange Commission rules (generally, transactions in which the Company is a participant, the annual amount involved exceeds $120,000 and in which a “related person” has a direct or indirect material interest). Certain transactions are not subject to specific review under the policy by virtue of being exempt from the set of related person transactions that must be disclosed pursuant to applicable Securities and Exchange Commission rules (“exempt transactions”). In addition, the audit committee has approved in the policy extensions of credit to a related person that are (1) made in the ordinary course of business, (2) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons and (3) do not involve more than the normal risk of collectability or present other unfavorable feature.

The policy requires, prior to a party entering into any related person transaction (other than an exempt transaction), to provide, to the extent practicable, notice to the Company of the proposed related person transaction. The audit committee or its chair may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee or its chair, as applicable, determines in good faith. In the event the Company becomes aware of a related person transaction that has not been previously approved or previously ratified under the policy that is pending or ongoing, it will be submitted to the audit committee or its chair, as applicable, which shall evaluate all options, including but not limited to ratification, amendment or termination of the related person transaction, and (if appropriate) any disciplinary actions recommended. No member of the audit committee may participate in the consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the “related person” or in which he, she or they otherwise have an interest. There were no transactions during 2025 that met these criteria.

Directors, executive officers, principal stockholders, members of their immediate families, and entities in which one or more of them have a material interest had extensions of credit from First Mid Bank during 2025. All such extensions of credit were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable features. In addition, directors, executive officers, principal, members of their immediate families and entities in which one or more of them have a material interest obtained in 2025, and may in the future be expected to obtain, depositary or other banking services, trust, custody or investment management services, individual retirement account services or insurance brokerage services from the Company and its subsidiaries, on terms no less favorable to the Company and its subsidiaries than those prevailing at the time for comparable transactions involving persons unrelated to the Company.

INCLUSION OF STOCKHOLDER PROPOSALS IN PROXY MATERIALS

In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than November 18, 2026. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

In addition, if the Company does not receive notice of a stockholder proposal for the Annual Meeting of Stockholders at least 45 days before the one-year anniversary of the date that the Company’s proxy statement was released to the stockholders for its previous year’s annual meeting, proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any such proposal.

OTHER MATTERS

The Board of Directors of the Company does not intend to present any other matters for action at the annual meeting, and the Board of Directors has not been informed that other persons intend to present any other matters for action at the annual meeting. However, if any other matters should properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the Board of Directors of the Company.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Joseph R. Dively
Joseph R. Dively
Chairman and Chief Executive Officer

Mattoon, Illinois
March 17, 2026

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext M M M 1 MR A SAMPLE M 0 DESIGNATION (IF ANY) 0 M 0 ADD 1 Your vote matters – here’s how to vote! M 0 ADD 2 M 0 ADD 3 You may vote online or by phone instead of mailing this card. M ADD 4 ADD 5 M ADD 6 Online Go to www.envisionreports.com/FMBH or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. www.envisionreports.com/FMBH 2026 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold 01 - James Kyle McCurry 02 - Alex J. Melvin 03 - Paul L. Palmby 04 - Mary J. Westerhold For Against Abstain 2. An Advisory Vote on Executive Compensation B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM 4 1 B V 6 8 3 0 1 7 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 048VDA We are pleased to welcome shareholders to the 2026 Annual Meeting. The First Mid Bancshares, Inc. Annual Meeting will be held on Wednesday, April 29, 2026 at 4:00 P.M. CT, at First Mid Bank & Trust, N.A., 1515 Charleston Avenue, Mattoon, IL 61938. Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance online, or if you requested printed copies of the proxy materials, you may vote by phone or by mail, to ensure that your vote will be represented at the Annual Meeting. Internet – go to www.envisionreports.com/FMBH Click Cast your vote or Request Materials. Phone – Call us free of charge at 1-866-641-4276. Email – Send an email to Investorvote@computershare.com with “Proxy Materials First Mid Bank” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials. To facilitate time delivery, all requests for a paper copy of proxy materials must be received by April 15, 2026. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/FMBH IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. First Mid Bancshares, Inc. Notice of 2026 Annual Meeting of Shareholders Proxy is Solicited by Board of Directors for the Annual Meeting — April 29, 2026 Matthew K. Smith and Michael L. Taylor, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of First Mid Bancshares, Inc. to be held on April 29, 2026 or at any postponement or adjournment thereof. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREIN AND FOR PROPOSAL 2. YOUR VOTE IS IMPORTANT! Please vote your shares by completing, signing, dating and returning this proxy card promptly using the enclosed envelope. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.